UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )
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Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 19, 2007

To our Shareholders:

The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Hilton Garden Inn located at 8971 Wilcox Drive, Twinsburg, Ohio, on Tuesday, June 19, 2007 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1. To elect three directors whose terms will expire at the time of the 2008 Annual Meeting of Shareholders in the event that the shareholders approve amendments to our Amended and Restated Code of Regulations to provide for the annual election of directors, and otherwise will expire at the time of the 2010 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 2, 2008.

3. To approve an amendment to our Amended and Restated Articles of Incorporation to “opt out” of the application of the Ohio Control Share Acquisition Law to acquisitions of our common shares.

4. To approve amendments to our Amended and Restated Code of Regulations to provide for the phase-in of the annual election of directors.

5. To approve amendments to our Amended and Restated Code of Regulations for the purpose of clarifying that we are permitted to issue shares not evidenced by certificates.

6. To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 20, 2007 will be entitled to vote at the meeting.

Enclosed you will find a proxy card to vote your shares. Your vote is important. Whether or not you expect to be present at the meeting, please follow the instructions on the enclosed proxy card to vote your proxy either by mail or telephone or via the Internet. If you attend the meeting, you may revoke your proxy and vote your shares in person.

The proxy statement accompanies this Notice.

David Goldston
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
May 18, 2007

PROXY STATEMENT

5555 Darrow Road
Hudson, Ohio 44236

PROXY STATEMENT

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Tuesday, June 19, 2007 beginning at 9:00 a.m., eastern daylight saving time, at the Hilton Garden Inn located at 8971 Wilcox Drive, Twinsburg, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about May 18, 2007.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will:

1. Act upon the election of directors.

2. Consider the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 2, 2008.

3. Consider approval of an amendment to our Amended and Restated Articles of Incorporation to “opt out” of the application of the Ohio Control Share Acquisition Law to acquisitions of our common shares.

4. Consider approval of amendments to our Amended and Restated Code of Regulations to provide for the phase-in of the annual election of directors.

5. Consider approval of amendments to our Amended and Restated Code of Regulations for the purpose of clarifying that we are permitted to issue shares not evidenced by certificates (“uncertificated shares”).

6. Transact such other business as may properly come before the meeting.

In addition, our management will report on our performance during fiscal 2007 and respond to questions from shareholders.

Who may attend the Annual Meeting?

All shareholders may attend the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on April 20, 2007, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many shares must be present to conduct the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares, as of the record date, must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 24,950,530 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-

vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What am I voting on?

You will be voting on the election of three directors. If the shareholders approve the proposal to phase-in the annual election of directors, these directors each will serve a one-year term ending at the time of the 2008 Annual Meeting of Shareholders. If the proposal regarding annual election of directors is not approved, these directors each will serve a three-year term ending at the time of the 2010 Annual Meeting of Shareholders.

You also will be voting on a proposal to ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accountants for fiscal 2008, on a proposal to amend our Articles of Incorporation for the purpose of opting out of the Ohio Control Share Acquisition Law, and on proposals to amend our Code of Regulations for the purposes of phasing-in the annual election of our Board of Directors and clarifying that we are permitted to issue shares not evidenced by certificates. These proposals are discussed in further detail beginning on page 5.

If any other matter is presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:

You can vote your shares via the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 12:00 noon, eastern daylight saving time, on June 18, 2007.

Vote by Telephone:

You can vote your shares by telephone by calling the toll-free telephone number shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 12:00 noon, eastern daylight saving time, on June 18, 2007.

Vote by Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 12:00 noon, eastern daylight saving time, on June 18, 2007.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing The Vanguard Group, the Trustee for the Plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it is because you hold shares in more than one account. You will need to vote all proxy cards to insure that all your shares are counted.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes. We have appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?

Proposal 1 — Election of Directors.  The three individuals receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 3 — Approval of an Amendment to our Amended and Restated Articles of Incorporation to “Opt-Out” of the Ohio Control Share Acquisition Law.  Approval of this proposal will require the affirmative vote of a majority of our outstanding common shares.

Proposal 4 — Approval of Amendments to our Amended and Restated Code of Regulations to Provide for the Phase-In of the Annual Election of Directors.  Approval of this proposal will require the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote on the proposal.

Proposal 5 — Approval of Amendments to our Amended and Restated Code of Regulations to Clarify our Ability to Issue Shares Not Evidenced by Certificates.  Approval of this proposal will require the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote on the proposal.

What is cumulative voting?

Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of directors if any shareholder gives written notice to our President, a Vice President or the Secretary, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees (see page 15), allocating the votes of such common shares in accordance with their judgment. Shareholders of the company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.

Is electronic access available to view future proxy materials?

You can choose to access your future disclosure materials electronically and save us the cost of producing and mailing these documents by following the instructions contained in your proxy packet or by following the prompt if you choose to vote over the Internet. If you hold your stock in nominee name (such as through a bank or broker), you will need to review the information provided by the nominee on how to elect to view future proxy statements and annual reports over the Internet. If you receive more than one proxy card, it is because you hold shares in more than one account. If you choose to receive your future disclosure materials electronically then you will need to follow the instructions noted above for each proxy card you receive.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors presently is comprised of nine members. The Board is divided into three classes, each of which consists of three members.

Ira Gumberg, Patricia Morrison and Darrell Webb are directors in the class whose term of office expires in 2007. Each of these individuals has been nominated by the Corporate Governance Committee of the Board of Directors for re-election at the Annual Meeting. If the shareholders approve the proposal to phase-in the annual election of directors, these nominees, if elected, will serve a one-year term expiring at our Annual Meeting of Shareholders in 2008 and, if the annual director election proposal is not approved, these nominees, if elected, will serve a three-year term expiring at our Annual Meeting of Shareholders in 2010, and, in either case, until the director’s successor is elected and qualified, subject to the director’s earlier retirement, resignation or death.

Mr. Gumberg has been a director since 1992, and brings to the Board strong leadership, financial and management skills, as well as an understanding of commercial real estate and international business matters which are of relevance to the company’s real estate and international sourcing activities. Mr. Gumberg has served as President and Chief Executive Officer of J.J. Gumberg Co., a nationally ranked real estate investment and development company that maintains a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg also serves as a director of Mellon Financial Corporation and a board member or trustee of several non-profit organizations.

Ms. Morrison has been a director since 2003. She brings to the Board strong management and business skills, and in particular knowledge about information technology issues relevant to the retail industry. Ms. Morrison has served as Executive Vice President and Chief Information Officer since 2007 and Senior Vice President and Chief Information Officer from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Previously she was Executive Vice President and Chief Information Officer for Office Depot, Inc., a supplier of office products and services, from 2002 to 2005, and Chief Information Officer for The Quaker Oats Company, a manufacturer of food and beverage products, from 2000 to 2002.

Mr. Webb has been a director since July 2006, when he joined us as Chairman, President and Chief Executive Officer. Previously, Mr. Webb was President of Fred Meyer, the 128-store super center division of The Kroger Company, a retail grocery chain, from 2002 until July 2006 and President of Kroger’s Quality Food Center Division from 1999 to 2002.

Further background information about our nominees and other directors is provided beginning on page 15.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. The Board alternatively may decide to reduce the size of the Board to the extent permitted by our Articles of Incorporation, Code of Regulations and applicable laws.

Vote Required.  The three individuals receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected.

Our Board of Directors recommends that you vote FOR the election of these directors.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for the fiscal year ending February 2, 2008. Our Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. Our Board of Directors is submitting the selection to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if shareholders ratify the selection, the Audit Committee may, at its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of Ernst & Young LLP is expected to be present at the 2007 Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the fiscal year ended February 3, 2007.

Vote Required.  Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008 will require the affirmative vote of a majority of the shares voting on this proposal.

Our Board of Directors recommends that you vote FOR Proposal 2 to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008.

Proposal 3 — Approval of an Amendment to our Amended and Restated Articles of Incorporation to “Opt Out” of the Ohio Control Share Acquisition Law

Currently, the Ohio Control Share Acquisition Law, found in Section 1701.831 of the Ohio Revised Code, applies to Ohio corporations unless the corporation specifically opts out of the statute’s application. Our Amended and Restated Articles of Incorporation (“Amended and Restated Articles”) are silent on the matter, and therefore the Ohio Control Share Acquisition Law currently applies to us. The Board has adopted a resolution, subject to shareholder approval, approving and declaring the advisability of an amendment to Article Eighth of our Amended and Restated Articles to explicitly opt out of the Ohio Control Share Acquisition Law. Our Board of Directors unanimously recommends that shareholders vote to amend Article Eighth of our Amended and Restated Articles.

The amended Article Eighth will affirmatively state that Section 1701.831 of the Ohio General Corporation Law (also known as the “Ohio Control Share Acquisition Law”) does not apply to us. The Ohio Control Share Acquisition Law requires any person to obtain shareholder approval before acquiring our common shares with voting power within certain ranges, starting with one-fifth of the voting power. As more fully discussed below, our Board believes that these provisions are out-of-date and, in some circumstances, could be adverse to our interests and the interests of our shareholders. In addition, control share acquisition provisions generally are opposed by corporate governance advisors, such as Institutional Shareholder Services, and therefore the amendment to Article Eighth should enhance our governance ratings.

Description of Control Share Acquisition Provisions.

The Ohio Control Share Acquisition Law generally prohibits transactions in which a person obtains one-fifth or more but less than one-third of all the voting power of a corporation, one-third or more but less than a majority of all the voting power of a corporation, or a majority or more of all the voting power of a corporation, unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation represented at the meeting and by the affirmative vote of a majority of the voting power of the corporation represented at the meeting excluding the voting power of interested shares. A corporation can provide in its articles of incorporation or code of regulations that Section 1701.831 does not apply to control share acquisitions of its shares. At this time, we have not provided in our Amended and Restated Articles or Code of Regulations that these provisions do not apply to us. If shareholders approve this proposal, language will be added to Article Eighth of our Amended and Restated Articles to ensure that the Ohio law does not apply to us.

Reasons for Opting Out of the Ohio Control Share Acquisition Law.

The Ohio Control Share Acquisition Law was adopted in 1982. At that time, control share acquisition provisions were viewed as an important means for protecting shareholders against coercive and manipulative practices arising in connection with unsolicited tender offers and other control transactions.

Since that time, takeover practices have changed, and other tools have become available for the protection of shareholders against abusive takeover techniques. In particular, in 1990 Ohio adopted Chapter 1704 of the Ohio Revised Code, which addresses interested shareholder transactions. Under Chapter 1704, if any person were to acquire common shares with 10% or more of our voting power without first obtaining approval by the Board of Directors, that person would be required to wait for three years before engaging in certain transactions with us, such as a merger or consolidation, the purchase or sale of substantial shares or assets, or the receipt of a loan or other financial assistance. Even after three years, certain fair price/supermajority vote provisions would apply to transactions between the interested shareholder and us. Our Board of Directors believes that Chapter 1704 gives the Board a reasonably effective tool to prevent abusive takeover techniques and, to that extent, diminishes the need for the protection afforded by control share acquisition provisions.

In addition, there may be circumstances in which the control share acquisition provisions might not be in our interests and the interests of our shareholders. Unlike Chapter 1704, the control share acquisition statute cannot be waived by the Board of Directors. For example, even if the Board approves a tender offer and recommends it to shareholders, the tender offer may not be completed without first calling a special meeting and obtaining shareholder approval in accordance with the control share acquisition provisions. In contrast, Board approval would waive the requirements of Chapter 1704 with respect to the proposed tender offer.

As mentioned above, control share acquisition provisions generally are opposed by corporate governance advisors and therefore the amendment of Article Eighth should enhance our governance ratings.

Appendix A shows the new language of Article Eighth of our Amended and Restated Articles of Incorporation resulting from the proposed amendment, with additions indicated by underlining. If approved, the proposed amendment will become effective upon the filing of a Certificate of Amendment by Shareholders with the Ohio Secretary of State. We will make such a filing promptly after approval of Proposal 3 at the Annual Meeting.

Vote Required.  Approval of this amendment to our Amended and Restated Articles of Incorporation will require the affirmative vote of the holders of a majority of our outstanding common shares.

Our Board of Directors recommends that you vote FOR Proposal 3 to amend Article Eighth of our Amended and Restated Articles of Incorporation.

Proposal 4 — Approval of Amendments to our Amended and Restated Code of Regulations to Provide for the Phase-In of the Annual Election of Directors

Currently, our Amended and Restated Code of Regulations (“Code of Regulations”) provides that the Board of Directors shall be divided into three classes, with members of each class of directors serving three-year terms.

Our Board of Directors, as part of its continuing review of corporate governance matters and desire to maintain the highest corporate governance standards, and after careful consideration and upon recommendation by the Corporate Governance Committee, has determined that its classified structure is no longer in accordance with contemporary corporate governance practices. Accordingly, the Board has adopted a resolution, subject to shareholder approval, approving and declaring the advisability of certain amendments to Section 1, Article II of our Code of Regulations to eliminate the classification of the Board of Directors and to provide for the phase-in of the annual election of directors. The proposed amendments also would make corresponding changes to Article X to reflect the amendments being made to Section 1, Article II.

Proponents of classified boards assert that a classified board structure provides continuity and stability to the board, facilitates a long-term outlook by the board, and enhances the independence of non-employee directors. Further, proponents assert that classified boards enhance shareholder value by forcing an entity seeking control of a target company to negotiate with the board of a target company because the potential acquirer would be unable to replace the entire board at a single shareholder meeting. On the other hand, some investors believe that classified boards reduce accountability of directors because they limit the ability of shareholders to evaluate and elect all directors on an annual basis. Accordingly, an increasing number of companies have been taking actions to provide for the annual election of directors.

Our Board of Directors is committed to good corporate governance. Accordingly, our Board considered the various positions for and against a classified board, particularly in light of evolving corporate governance practices and investor sentiment. Our Board recognizes that annual elections are emerging as a “best practice” in the area of corporate governance, as it provides shareholders the opportunity to hold every member of the Board accountable for performance every year. Our Board consulted management and outside advisors when it considered the various positions for and against a classified board. Our Board has determined that an amendment to our Code of Regulations that provides for the phase-in of the annual election of directors is in our best interests and the best interests of our shareholders.

The following is a brief description of each of the proposed amendments to our Code of Regulations:

Beginning at the 2007 Annual Meeting of Shareholders, Each Class of Directors Up For Election Will Serve A One-Year Term.

Section 1, Article II of our Code of Regulations currently provides that the Board of Directors shall be divided into three classes, with the directors in each class standing for election at every third annual meeting of shareholders. If Proposal 4 is adopted by our shareholders, Section 1, Article II of our Code of Regulations will be amended to phase out the current division of the Board of Directors into three classes and to provide instead for the annual election of directors commencing with the class of directors standing for election at the 2007 Annual Meeting of Shareholders. To ensure a smooth transition to the new system, and to permit the current directors to serve out the three-year terms to which the shareholders elected them, the amendments will not shorten the term of any director elected before the 2007 Annual Meeting. The new procedures would, however, apply to all directors elected at or after the 2007 Annual Meeting, including any current directors who are re-nominated after their current terms expire. Thus, if the proposal is adopted, the current nominees will be elected to a one-year term expiring at the 2008 Annual Meeting of Shareholders, the class of directors who were elected at the 2005 Annual Meeting of Shareholders for a three-year term expiring in 2008, would, if re-nominated, stand for election at the 2008 Annual Meeting for one-year terms, and the class of directors elected at the 2006 Annual Meeting of Shareholders for a three-year term expiring in 2009, would, if re-nominated, stand for election at the 2009 Annual Meeting for one-year terms. Therefore, following the Annual Meeting of Shareholders in 2009, the classification of the Board would end and all directors would be subject to annual election.

Under our current Code of Regulations, the Board can increase or decrease the total number of directors by three directors, by increasing or decreasing the number of directors in each class by one director. Proposal 4 would retain the ability of the Board to increase or decrease the total number of directors by three directors, except that until the classification of the Board is phased out, as described above, the Board could not add more than one director to a particular class with a remaining term of more than one year. Our Board has set the current number of directors at nine, which Proposal 4 would not change. The Board will, however, retain the authority to change that number, as described above, and to appoint directors to fill any Board vacancies, including any that result from an increase in the size of the Board.

Related Amendments to Article X.

Article X of our Code of Regulations currently provides that the vote of at least two-thirds of the voting power of the then-outstanding common shares entitled to vote on the proposal is required to amend the provisions of our Code of Regulations establishing the classified board structure, unless our Board of Directors approves the amendment in which case a majority vote is required. We are proposing to amend Article X to eliminate and correct cross-references to the provisions of Section 1, Article II that are being amended by this proposal. If shareholders in the future wish to reestablish a classified board, such reestablishment would need the affirmative vote of only a majority of the voting power of the then-outstanding common shares entitled to vote on the proposal at a meeting at which a quorum is present.

Appendix B shows the changes to the relevant portions of Section 1, Article II and Article X of our Code of Regulations resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining. If approved, these amendments will become effective immediately following the Annual Meeting.

Vote Required.  Approval of these amendments to our Code of Regulations will require the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote on the proposal.

Our Board of Directors recommends that you vote FOR Proposal 4 to amend Section 1, Article II and Article X of our Code of Regulations.

Proposal 5 — Approval of Amendments to our Amended and Restated Code of Regulations to Clarify our Ability to Issue Shares Not Evidenced by Certificates

Ohio law permits us, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. Our Code of Regulations currently entitles each holder of shares to a physical certificate evidencing the holder’s share ownership and is silent regarding the issuance of uncertificated shares.

In August 2006, the Securities and Exchange Commission approved a proposed rule change by the New York Stock Exchange that will require NYSE-listed securities, such as our common shares, to be eligible for use in a “direct registration system,” a system that permits the issuance and transfer of securities in uncertificated form, beginning on January 1, 2008. Although we believe that Ohio law and our current Code of Regulations permit the issuance of uncertificated shares by us, in view of the new NYSE requirement and developments in technology and recordkeeping processes, the Board of Directors believes that it is prudent to clarify that we have the flexibility to issue uncertificated shares under our Code of Regulations. Accordingly, this proposal would amend our Code of Regulations to clarify that we are permitted to issue uncertificated shares to shareholders of record to the extent permitted by Ohio law.

As required by the NYSE, we intend to establish a voluntary direct registration system that will be administered by our transfer agent, currently National City Bank. Under this program, our transfer agent would maintain an electronic record of the name of the applicable shareholder of record and the number of shares owned. Our transfer agent would also maintain systems and controls designed to track accurately the ownership of uncertificated shares by shareholders of record and, when directed by the shareholder or by us (in the case of transactions for our own account and certain transactions under employee benefit plans), to provide for the transfer of such shares pursuant to those directions. Except as may otherwise be required by law, and subject to the terms of any applicable employee benefit plan, the rights and obligations of holders of uncertificated shares and holders of physical shares would be identical.

Upon implementation of an uncertificated share program, the proposed amendments, in conformity with current Ohio law, provide that no shareholder would be required to hold his or her shares in uncertificated form and that, upon request, each shareholder would continue to have the right to have physical certificates issued to evidence his or her shares. The approval of the proposed amendments will have no effect on shareholders who hold their shares through a brokerage or other account in “street name.”

Appendix C shows the changes to the relevant portions of Sections 1 and 2 of Article VII of our Code of Regulations resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining. If approved, these amendments will become effective immediately following the Annual Meeting.

Vote Required.  Approval of these amendments to our Code of Regulations will require the affirmative vote of the holders of a majority of our outstanding common shares entitled to vote on the proposal.

Our Board of Directors recommends that you vote FOR Proposal 5 to amend Sections 1 and 2 of Article VII of our Code of Regulations.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Developments

We are committed to implementing and upholding high standards of responsible corporate governance. Our Board, and in particular our Corporate Governance Committee, continually monitors developments in the area of corporate governance and on a regular basis discusses the desirability of making changes to our corporate governance structure. During the past year the Board has implemented several changes, and is recommending shareholder approval of additional changes at the Annual Meeting.

Earlier this year we amended our Shareholder Rights Agreement (the “Rights Agreement”) to provide that 1) a “Triggering Event” does not occur until 10 days after any person or group becomes an “Acquiring Person” (as such terms are defined in the Rights Agreement) and 2) if we receive a “Qualifying Offer” (as defined in the Rights Agreement) and, within 120 days following receipt of the Qualifying Offer, do not redeem the rights or amend the Rights Agreement to permit the Qualifying Offer or a superior offer to be consummated, we will call a special meeting of shareholders in order to permit shareholders to vote upon the redemption of the rights or amendment of the Rights Agreement. We also have agreed not to lower the “flip-in” threshold under the Rights Agreement below 15% and not to extend the Rights Agreement beyond its current October 31, 2010 expiration date. In addition, any new rights agreement adopted by us will not have a term in excess of three years and will be subject to shareholder approval or ratification within one year after adoption.

The Board also amended its Corporate Governance Guidelines during the past year to reflect its decisions regarding the role of the lead director (as discussed further at page 11) and to reflect the Board’s decision to require directors to attend at least one accredited director education program every other year. The Corporate Governance Guidelines are discussed further at page 11 and a copy is posted on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com.

The Board also adopted a formal Equity Granting Policy, to ensure that all stock option and other equity grants comply with all legal requirements as well as best practices. This policy is discussed further at page 24 under the heading “Board Policies.”

The Board is recommending that shareholders approve amendments to our Articles of Incorporation to opt-out of the Ohio Control Share Acquisition Law and to our Code of Regulations to phase-in the annual election of directors (so that by the 2009 Annual Meeting of Shareholders all directors will stand for election on an annual basis).

The Corporate Governance Committee of the Board will continue to review our corporate governance structure on a regular basis and implement appropriate practices for us.

Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for our day-to-day operations. In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of our company.

The Board historically has held four regularly scheduled meetings a year. These meetings are usually held in March, June, August and November. Starting with fiscal 2008, the Board has decided to add a fifth regularly scheduled meeting in January. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews our strategic plan each year with participation from senior management. During fiscal 2007, the Board held four regular meetings, three special, in-person meetings and five special, telephonic meetings (for a total of twelve meetings). Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During fiscal 2007, all of our directors attended

75% or more of the meetings of the Board, and of the meetings of the Committees on which they served. All but one of our directors who were serving at the time attended the Annual Meeting of Shareholders held in June 2006.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. A copy of the Guidelines may also be obtained from our Secretary. Pursuant to those guidelines, the non-employee directors meet in executive session at each in-person Board meeting, and the independent non-employee directors meet in executive session at least once per year.

Lead Director

The non-management directors annually select from amongst themselves a Lead Director, based upon a recommendation by the Corporate Governance Committee. The role of the Lead Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management directors

•	Serve as liaison between the Chairman and the non-management directors

•	Provide the Chairman with feedback from executive sessions

•	Approve agendas and schedules for Board meetings in consultation with the Chairman, to assure that agendas include all items of interest to the non-management directors and that there is sufficient time for discussion of all agenda items

•	Determine the information to be sent to the Board, in consultation with the Chairman

•	Participate, with the Chair of the Compensation Committee, in delivering performance evaluations to the Chairman

•	Be available for consultation and direct communication upon request by a major shareholder

•	Perform other responsibilities assigned by the Board

The Lead Director has the authority to call meetings of the non-management directors.

The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Accordingly, other directors are encouraged to communicate freely among themselves and directly with the Chairman. Additionally, any director can ask for an item to be added to the agenda for any Board or Committee meeting.

Gregg Searle has served as Lead Director since August 2005, and it is the present intent of the non-employee directors to elect Mr. Searle to serve as Lead Director for an additional one year term commencing immediately after the Annual Meeting.

Board Independence

Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the New York Stock Exchange (“NYSE”) Listing Standards. No director qualifies as “independent” unless our Board of Directors affirmatively determines that the director has no material relationship with us. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the director’s relationship with us and our management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.

The Board has adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code.

After considering all relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board has affirmatively determined that each director and each director nominee is “independent” as such term is defined under our Standards, with the exception of Darrell Webb, who serves as our Chairman, President and Chief Executive Officer, Alan Rosskamm, who served as our Chairman, President and Chief Executive Officer until July 24, 2006, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which owns and manages numerous shopping centers, 11 of which contain our stores. Two of the shopping center entities leasing to us are partnerships solely owned by Mr. Gumberg and members of his family. See page 17 of this proxy statement for further information regarding the relationships between us and the entities with which Mr. Gumberg is associated. In reaching its conclusion that the remaining directors and director nominees are “independent”, the Board considered purchases by us from companies where one of our directors serves as a director or executive officer, and in all cases determined that such purchases represented less than 0.2% of our revenues and the revenues of the other company.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Board of Directors in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Secretary will act as agent for the non-employee directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the Lead Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) Regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com and in printed form upon request to our Secretary.

Committees of the Board

The Board has established three permanent Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com or in printed form upon request to our Secretary. The Chair of each Committee works with us to determine the frequency, length and agendas of Committee meetings. All directors are invited to attend meetings of Committees of the Board of which he or she is not a member.

The Audit Committee, which met eight times during the fiscal year ended February 3, 2007, is responsible for appointing the independent registered public accountants for the fiscal year, reviewing with the independent registered public accountants the results of the audit engagement and the scope and thoroughness of their examination, reviewing the independence of the independent registered public accountants, reviewing our SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls and approving all auditing and non-auditing services performed by our independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee, which is attached as Appendix D to this proxy statement. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The formal report of the Audit Committee with respect to the fiscal year ended February 3, 2007 begins on page 42 of this proxy statement. The Committee currently consists of Scott Cowen (Chairperson), Frank Newman, Gregg Searle and Tracey Travis.

The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and that at least two of the committee members, Dr. Cowen and Ms. Travis, are “audit committee financial experts” as that term is defined in the regulations of the SEC.

The Compensation Committee consists entirely of non-employee directors, all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee met seven times during the fiscal year ended February 3, 2007. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting the compensation for directors, executive officers and each senior management team member; approving director and officer compensation plans, policies and programs; approving director and employee equity grants; overseeing the preparation of, and reviewing, our annual Compensation Discussion & Analysis and recommending that it be included in our proxy statement; and producing an annual committee report for inclusion in the proxy statement. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see the Compensation Discussion and Analysis beginning on page 17. The formal report of the Compensation Committee appears on page 41 of this proxy statement. The Committee currently consists of Beryl Raff (Chairperson), Scott Cowen, Patricia Morrison and Frank Newman.

The Corporate Governance Committee consists entirely of non-employee directors, all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.

The Corporate Governance Committee met four times during the fiscal year ended February 3, 2007. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to our Code of Business Conduct and Ethics, authority and approval levels, and insider trading and media and analyst communication policies, among others. The Corporate Governance Committee has the authority to interview and recommend to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors also will consider individuals properly recommended by our shareholders. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for their consideration. A recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. The Committee currently consists of Patricia Morrison (Chairperson), Beryl Raff, Gregg Searle and Tracey Travis.

During the fourth quarter of fiscal 2006, the Board set up a special, temporary CEO Selection Committee. This Committee continued to exist during the first half of fiscal 2007, and then was disbanded upon the selection of our new Chairman and Chief Executive Officer. This Committee consisted of Tracey Travis (Chairperson), Frank Newman, and Gregg Searle. The Committee held one formal meeting and otherwise communicated as necessary amongst themselves and with other directors via informal meetings, conference calls and e-mail during fiscal 2007.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the Board Competencies, discussed immediately below.

Board Competencies

The Committee has established minimum qualification standards for nominees and also has identified certain desirable qualities and skills. The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership. The Board Competencies are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com; a printed copy of the Board Competencies also is available upon request to our Secretary.

Selection Process for New Board Candidates

Internal Process for Identifying Candidates.  The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by our shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.

General Nomination Right of All Shareholders.  Any of our shareholders may nominate one or more persons for election as a director of the company at an annual meeting of shareholders if the shareholder complies with the provisions contained in our Code of Regulations. We have an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to our Secretary must be delivered to our principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a director.

Evaluation of Candidates

The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman/Chief Executive Officer and the Lead Director. Later reviews will be conducted by other members of the Corporate Governance

Committee. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in March to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The Board usually meets each March to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year.

Nominees and Continuing Directors

Each of the nominees for director was an incumbent director whose term of office was concluding and was considered as a candidate for continued Board membership. Nominees were evaluated by each of the members of the Board on his or her performance as a Board and committee member, specifically considering his or her attendance, preparation, leadership, ethics, engagement, qualities and skills. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and, based on the evaluations, recommended each nominee for continued membership on the Board.

The following table sets forth certain information regarding the nominees for election as members of the Board of Directors and directors whose terms of office will continue after the Annual Meeting. This information is based upon information furnished to us by such persons as of April 20, 2007.

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Nominees To Fill Board Positions Which Are Up For Election At 2007 Annual Meeting of Shareholders
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is among the top 25 owner/developers in the country, and has a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg is a member of the board of directors of Mellon Financial Corporation. Mr. Gumberg currently serves as trustee and vice chair of the Finance Committee for Carnegie Mellon University and a member of the board of trustees of the University of Pittsburgh; age 53.	1992
Patricia Morrison(1)(3)	Executive Vice President and Chief Information Officer since 2007 and Senior Vice President and Chief Information Officer from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Previously, she was Executive Vice President and Chief Information Officer for Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. From 2000 to 2002, she was Chief Information Officer for The Quaker Oats Company, a manufacturer and marketer of food and beverage products; age 47.	2003
Darrell Webb	Our Chairman of the Board, President and Chief Executive Officer since July 2006. Previously, he was President of Fred Meyer, the 128-store super center division of The Kroger Company, a retail grocery chain, from 2002 until July 2006 and President of Kroger’s Quality Food Center Division from 1999 to 2002; age 49.	2006

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Directors Whose Term Expires in 2008
Frank Newman(2)(3)	Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and a director since 2002. From 2001 to 2003, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. Prior to 2001, Mr. Newman was in retailing for 30 years, including serving as Chief Executive Officer of Eckerd Corporation, a large drug store chain, from 1993 until 2000 and as Chief Executive Officer of F&M Distributors, a drug store chain, from 1986 until 1993. He is also a Director of Jabil Circuit, Inc. and Medical Nutrition USA, Inc. and has served on the Board of the National Association of Chain Drug Stores since 1993, including as its Chairman, 1999-2000; age 58.	1991
Beryl Raff(1)(3)	Executive Vice President-General Merchandising Manager for the Fine Jewelry Division of J.C. Penney Company, Inc., a department store retailer, with whom she has been employed since 2001. Ms. Raff is on the Board of Directors of the Jewelers Vigilance Committee, the jewelry industry’s ethics and integrity standards organization. She also serves on the advisory board of Jewelers Circular Keystone (JCK), the world jewelry trade show organization for manufacturers and retailers of fine jewelry; age 56.	2001
Tracey Travis(1)(2)	Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005. From 2002 to 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer. From 2001 to 2002 she was Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a women’s intimate apparel and personal care products retailer; age 44.	2003
	Directors Whose Term Expires in 2009
Scott Cowen(2)(3)	President of Tulane University and the Seymour S Goodman Professor of Management for more than five years. Dr. Cowen is also a director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Dr. Cowen is a former board member of the American Council of Education, the Business-Higher Education Forum and the National Collegiate Athletic Association, and a member of the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Dr. Cowen is the co-author of four books and has published more than 90 articles in academic and professional journals focused on issues dealing with corporate governance, strategic planning and the development of management control systems; age 60.	1987
Alan Rosskamm	Previously served as our Chairman of the Board, President and Chief Executive Officer for more than five years. He is a member of one of our two founding families and was employed by us from 1978 to 2006. Mr. Rosskamm is also a director of Charming Shoppes, Inc., a women’s apparel retailer with approximately 2,400 stores. Mr. Rosskamm resigned from all of his company employee positions upon the Board’s selection of Darrell Webb as the new Chairman, President and Chief Executive Officer on July 24, 2006, at which time Mr. Rosskamm became a non-employee director of the company; age 57.	1985
Gregg Searle(1)(2)	Former President and Chief Executive Officer of Ross Environmental Services, Inc., a professional environmental services and hazardous waste management company, from 2004 to March 2007. Previously, he was President and Chief Executive Officer of Compel Holdings Inc., a network infrastructure services company, from 2001 to 2004; age 58.	1996

(1)	Member of the Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written “Statement of Policy with Respect to Related Party Transactions.” This policy requires our Corporate Governance Committee to review and approve all transactions, arrangements or relationships with us in which any director, executive officer or shareholder who owns more than 5% of our common shares (including immediate family members of directors and executive officers and entities owned or controlled by any of the above) has a direct or indirect material interest, which involve $10,000 or more and are not generally available to all of our employees, other than ordinary course director or employee compensation arrangements or a transaction with another company at which the related person is a director and/or owner of less than a 5% equity interest. In reviewing the related person transactions, the Corporate Governance Committee will consider the following factors: (1) the extent of the related person’s interest in the transaction, (2) the availability of other sources of comparable products and services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefits to us and (5) the aggregate value of the transaction. This review will occur at each calendar year’s first regularly scheduled Corporate Governance Committee meeting and at subsequent meetings as needed. The Corporate Governance Committee will also review corporate opportunities presented to management or a member of our Board that may be equally available to us. No member of the Corporate Governance Committee with an interest in a related party transaction will participate in the decision-making process regarding that transaction. The Committee also will review any relationships with family members of 5% shareholders to the extent such matters are brought to the Committee’s attention.

Ira Gumberg, one of our directors, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages numerous shopping centers, 11 of which contain our stores. The owners of the various shopping centers managed by J.J. Gumberg Co. are separate legal entities (individually referred to as a “shopping center entity”) in which Mr. Gumberg or his immediate family may have some investment interest. Five of the leases were entered into after Mr. Gumberg became one of our directors and are on terms we believe are no less favorable to us than could have been obtained from an unrelated party. From time to time, the company also may receive tenant allowances from a shopping center entity on terms we believe are no less favorable to us than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by us during fiscal 2007, 2006, and 2005 to the shopping center entities for various stores under lease amounted to $2.0 million, $2.0 million, and $2.1 million respectively. In fiscal 2007, the payments of $2.0 million to J.J. Gumberg, as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million dollars. Two of the shopping center entities leasing to us are partnerships solely owned by Mr. Gumberg and members of his family.

COMPENSATION DISCUSSION AND ANALYSIS

Background

Fiscal 2007 was a challenging year for us. We made major changes to our business, through the implementation of our Repair Plan initiatives, and experienced significant management changes.

Our Repair Plan consisted of several major initiatives, including inventory reduction, adjustment of our store merchandise assortments, restoration of our gross margin rate to acceptable levels, and reductions in selling, general and administrative expenses. During fiscal 2007, we made meaningful progress in each of our Repair Plan initiatives, resulting in a more stable business and a stronger, more disciplined organization with an improved inventory position and lower outstanding debt balances.

Effective on July 24, 2006, Darrell Webb became our new Chairman, President and Chief Executive Officer. Alan Rosskamm, our former Chairman, President and Chief Executive Officer, resigned those positions on that date but is continuing his service to Jo-Ann Stores as a non-employee director. Effective on July 31, 2006, we appointed Travis Smith as our new Executive Vice President, Merchandising and Marketing, and promoted James Kerr to Executive Vice President, Chief Financial Officer. David Holmberg, our Executive Vice President, Operations, remained with us throughout fiscal 2007.

As a result of the fiscal 2007 challenges, our compensation program for that year was significantly affected. During fiscal 2007, we focused on the retention of key management team members in order to ensure the execution of our Repair Plan initiatives and to provide stability during our management transition. For fiscal 2008, with management in place and a more stable business, we have reoriented our compensation program to focus on performance.

Our compensation philosophy and program objectives for fiscal 2008

The underlying philosophy of our compensation program is pay for performance. Our goal is to design and maintain a performance-oriented compensation program that will support our long-term objective of being among the best specialty retailers. We believe we can achieve that goal by providing competitive salaries, short-term and long-term incentive compensation and benefit programs that support our strategy. Specifically, our compensation program seeks to:

•	Establish compensation which is tied to performance objectives that are aligned with corporate goals;

•	Provide a high degree of correlation between compensation and performance;

•	Create long-term incentives directly linked to shareholder returns;

•	Attract, retain and motivate our team members; and

•	Value our team members for their contributions to our success.

How we set compensation levels

The Compensation Committee, with guidance and input from Watson Wyatt & Company, a nationally recognized compensation consulting firm that has significant experience in the retail industry, develops and approves the compensation package of our Chief Executive Officer. The compensation packages for all other executive officers and each senior management team member, which includes all management team members that report directly to our Chief Executive Officer and two other senior managers, are developed by the Chief Executive Officer and recommended to the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s recommendations and approves or amends his recommendations after considering the market data provided by Watson Wyatt, the Chief Executive Officer’s input, and our compensation plan and philosophy.

In developing our executive compensation packages, we consider the compensation provided to executive officers by companies that we consider to be our peers. In determining peer companies, the Compensation Committee obtained input from Watson Wyatt. To the extent possible, companies comprising the peer group are similarly sized public companies from the specialty retail industry that exhibit similar operational characteristics as Jo-Ann Stores. Each year, the Committee may add or subtract companies from the peer group, reflecting the Committee’s assessment of the appropriate composition of the peer group for that year as well as certain factors beyond the control of the Committee. For example, the Committee removed Linens N Things, Michaels Stores and Petco Animal Supplies from the fiscal 2008 peer group since each of those companies no longer have publicly traded common stock. The following is the peer group used for determining fiscal 2007 compensation levels and the peer group to be used for fiscal 2008 compensation decisions.

Fiscal Year 2007 Peer Group	Fiscal Year 2008 Peer Group
(Median Revenue — $1.96 Billion)	(Median Revenue — $1.95 Billion)

• Abercrombie & Fitch	• Abercrombie & Fitch
• AnnTaylor Stores	• AnnTaylor Stores
• Charming Shoppes	• Charming Shoppes
• Claire’s Stores	• Chico’s FAS
• Linens N Things	• Claire’s Stores
• Men’s Wearhouse	• Dress Barn
• Michaels Stores	• DSW
• Payless Shoesource	• Men’s Wearhouse
• Petco Animal Supplies	• Payless Shoesource
• Petsmart	• Petsmart
• Pier 1 Imports	• Pier 1 Imports
• Stein Mart	• Stage Stores
• Talbots	• Talbots
• Williams Sonoma	• Urban Outfitters
• Williams Sonoma
• Zale

We obtain information on the compensation levels, programs and practices of the companies within our peer group annually from market surveys conducted, or public data compiled and analyzed, by Watson Wyatt. Watson Wyatt also provides the Compensation Committee with a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs. The peer groups identified above are the ones we used for targeting and evaluating the compensation of our named executive officers for fiscal 2007 and fiscal 2008, respectively. As our business evolves, we will continue to review our peer group annually to ensure that we have the appropriate marketplace focus.

In addition to employing compensation data from the peer companies identified above, Watson Wyatt also employs industry-specific compensation data from its own proprietary database. In conducting market comparisons, Watson Wyatt employs statistical analysis to ensure comparisons on the basis of comparable size.

The Compensation Committee uses tally sheets to track the total compensation paid and payable to our senior management team members. The tally sheets include information regarding current base salary, bonus, equity awards, and executive benefits and perquisites. The tally sheets also provide information regarding the value realized upon the vesting of outstanding equity awards, the value of outstanding unvested equity awards, and compensation to be received under various termination scenarios. We believe that the use of tally sheets enables the Compensation Committee to more closely monitor the compensation of our senior management team members and to ensure that the objectives of our compensation program are met.

In addition to delivering total compensation opportunities that are comparable to those offered by companies we compete with for talent, we also consider internal pay equity in establishing pay levels. We strive to deliver pay that is commensurate with a team member’s role and relative impact on our overall business success, but that is aligned with the management level of the team member and dependent upon the company’s performance.

Elements of our compensation program

During fiscal 2007, due to our business situation, we focused on the retention of key management team members through the payment of base salary, guaranteed cash bonuses and grants of time-based restricted shares and non-qualified stock options. During fiscal 2008, we have returned to a more traditional,

“pay-for-performance” approach to compensation. Our incentive goals, which are described in more detail below, focus primarily on the improved profitability, same-store sales and earnings per share that we expect will result from completion of our Repair Plan initiatives.

Our compensation program for executive officers and other management team members consists of three elements:

•	A base salary;

•	A performance-based annual bonus; and

•	Long-term incentive compensation in the form of grants of performance shares, stock option awards and, in some circumstances, time-based restricted shares.

The following table sets forth each element of compensation, the role and purpose of that element in our compensation program, and our targeted market position among companies that we consider to be our peers:

Element	Role & Purpose	Targeted Market Position

Base Salary	• Provide a stable source of income for the executive officer • Enable the attraction of top outside talent to Jo-Ann Stores • Promote the retention of top talent	• Generally at the 50th percentile • However, variances do exist based on tenure in a position, experience, unique skills and individual performance
Short-Term Incentive Compensation	• Focus management efforts on the attainment of annual performance objectives • Promote the retention of top talent	• Generally at the 50th percentile
Long-Term Incentive Compensation	• Align management interests with those of shareholders • Promote a culture of share ownership • Promote the long-term retention of top talent	• Generally at the 50th percentile

While we generally attempt to position compensation opportunities at the 50th percentile among our peer companies, actual pay outcomes are heavily dependent on our performance. Thus, actual pay may fall above or below the 50th percentile depending on our financial and share price performance.

In order to support the goals of our compensation program, the portion of total compensation opportunity related to short-term incentive compensation and equity-based long-term incentive compensation is designed to be significant in relation to base salary. However, fiscal 2007 was a transition year for our management team and a challenging year for our company. As a result, our fiscal 2007 compensation program was weighted more heavily towards base salaries, guaranteed bonuses and non-incentive-based equity compensation awards. In fiscal 2008 we will provide our executive officers with compensation packages that are focused more heavily on short-term and long-term incentive compensation that is tied to the achievement of our fiscal 2008 business plan.

Base Salary.  In general, base salary and other components of compensation are determined by job responsibility, market data and internal equity, with the Chief Executive Officer and the Executive Vice Presidents occupying the top tier. When hiring new executive officers, we set base salaries based on these factors as well as our needs and the individual’s experience and unique skills. When determining base salaries for continuing executive officers, we consider individual performance and market data, generally targeting base salaries at the 50th percentile of our peer group.

Personal performance goals are established for each executive officer in order to align his or her activities with our strategic goals. The attainment of individual performance goals is considered by the Compensation Committee when determining future base salary, but does not have an impact on an executive officer’s opportunity to receive short-term or long-term incentive compensation. The Compensation Committee established Mr. Webb’s individual performance goals. All individual performance goals for the Executive Vice Presidents were established with and approved by Mr. Webb and reviewed by the Compensation Committee.

Short-Term Incentive Compensation.  Our practice has been to provide our executive officers, operating officers and certain other management team members with the opportunity to earn cash bonuses through our Management Incentive Plan (“MIP”). We believe that this opportunity aligns our employees’ interests with our business plan, encourages teamwork in achieving common goals and rewards employees for achieving financial performance goals. Bonuses are based on a percentage of each person’s base salary, which percentage generally is set based upon the level of the particular employee. The Compensation Committee sets the objective performance measures and overall bonus opportunity under the MIP for each of our executive officers, including the Chief Executive Officer. Our fiscal 2008 performance measures are discussed in more detail below.

Fiscal Year 2007.  In November 2005, the Compensation Committee approved a retention program which provided a guaranteed cash retention payment, in lieu of a fiscal 2007 bonus opportunity under the MIP, to Mr. Holmberg, Mr. Kerr and other key management team members in order to incentivize Mr. Holmberg, Mr. Kerr and other key management team members to remain with us and provide management stability during the management transition process and while we executed our Repair Plan initiatives. Mr. Holmberg’s and Mr. Kerr’s guaranteed cash retention payments were paid 50% in May 2006 and 50% in November 2006. Mr. Holmberg’s payments totaled $230,000 and Mr. Kerr’s payments totaled $100,000. Mr. Webb and Mr. Smith also received guaranteed cash bonuses for fiscal 2007 due to the recruitment of Mr. Webb and Mr. Smith during fiscal 2007 and the need to compensate them for bonus opportunities that were forfeited when they left their prior employer. Pursuant to their respective employment agreements, Mr. Webb received a bonus of $403,846 (representing 100% of his actual earned salary) and Mr. Smith received a bonus of $200,000 during fiscal 2007. We did not award any of our executive officers performance-based bonuses during fiscal 2007.

Fiscal Year 2008.  During fiscal 2008, the objective performance measures established by the Compensation Committee under the MIP will be based on our earnings before interest and taxes (“EBIT”) and same-store sales, each established as a range (Threshold, Target, Maximum). The achievement of Target performance is based on the achievement of our business plan for fiscal 2008. We believe that our business plan is challenging, but achievable. Therefore, we believe that there is a reasonable possibility that our actual performance will approach, if not meet, the Target levels of performance under the MIP. Our Threshold performance level for EBIT is approximately 88% of our Target performance level, and our Maximum performance level for EBIT is approximately 140% of our Target performance level. Our Threshold performance level for same-store sales is 33% of our Target performance level, and our Maximum performance level is 200% of our Target performance level. Bonuses will not be payable under the MIP if the Threshold performance level set by the Compensation Committee for EBIT is not achieved. A maximum of 50% of the Target bonus will be payable under the MIP if the Threshold performance level set by the Compensation Committee for same-store sales is not achieved. Furthermore, poor performance with respect to one performance measure will affect the payout under the other performance measure. For example, we must achieve at least 75% of the Target performance level for EBIT for the payout on same-store sales to exceed 100% of Target performance, and vice versa. Under the MIP, each executive officer’s bonus opportunity for fiscal 2008 will be based on our level of achievement of our EBIT and same-store sales goals. In addition, a portion of Mr. Webb’s and Mr. Smith’s bonus opportunity has been guaranteed in order to compensate them for bonus opportunities that were forfeited when they left their prior employer. The bonus opportunity for our Chief Executive Officer, Mr. Webb, will be from 50% (representing the guaranteed portion of his bonus) to 200% of his base salary, with a target bonus of 100% of his base salary. The bonus opportunity for Mr. Smith will be from 25% (representing the guaranteed portion of his bonus) to 100% of his base salary, with a target bonus of 50% of his base salary, and for Messrs. Holmberg and Kerr will be from 0% to 100% of their base salaries, with a target bonus of 50% of their base salaries. In addition, Mr. Kerr received a guaranteed cash retention payment of $125,000 in March 2007.

Long-Term Incentive Compensation.  The Compensation Committee believes that equity-based incentives ensure that our executive officers and other management team members have a continuing stake in our long-term success and that the interests of our shareholders and management will be closely aligned. We believe that our executive officers and other management team members are motivated to drive future performance through their ownership interest in Jo-Ann Stores.

Performance shares, stock option awards and time-based restricted shares are available for grant to executive officers and other management team members under the 1998 Incentive Compensation Plan (“ICP”). The Compensation Committee oversees the ICP, specifically approves all awards to executive officers and other senior management team members, and approves, on a program basis, grants to other management team members. We believe that each vehicle serves a specific purpose and employ each vehicle, as necessary, to meet our compensation objectives. The Compensation Committee’s approach with respect to long-term incentive compensation in our fiscal 2008 plan closely ties rewards to shareholder value. The approach can be summarized as follows:

Vehicle	Role	Frequency of Use

Performance Shares
• Motivate and reward the attainment of key financial objectives (specifically the earnings per share plan target for fiscal 2008) that are correlated with long-term value creation for our shareholders
Annual for Vice Presidents and above
• Provide appropriate incentives in a cost and share-efficient manner
Stock Options	• Align executives’ interests with those of our shareholders	Annual for executive officers and other management team members
• Hold executives accountable for generating shareholder returns
Restricted Shares	• Facilitate the attraction and retention of top talent • Promote a culture of share ownership	Periodic for executive officers; annual for other management team members

The Compensation Committee grants long-term incentive compensation awards based on a targeted dollar value that is determined in relation to an employee’s level and base salary. For management team members other than our executive officers and other senior management team members, the Compensation Committee establishes a pool of long-term incentive compensation awards and sets targeted grant levels based on the criteria described above; our Chief Executive Officer may then approve adjusted grant levels of between 75% and 125% of the targeted grant levels for individual employees, based on his assessment of the individual’s performance and the importance of the individual to us, so long as he does not grant total awards in excess of the established pool. In determining the size of performance share, stock option or restricted share awards to management team members, the Compensation Committee bases its decisions on such considerations as peer company practices, the potential for dilution to our shareholders, the expense associated with the awards, the relative proportion of long-term incentives within the total compensation mix, and, with respect to our executive officers and other senior management team members, the importance of the individual to us.

We use performance shares to motivate our senior management team members to work collaboratively to achieve our financial performance targets under our business plan and to align the interests of our senior management team members with the interests of our shareholders and to motivate those team members to create long-term shareholder value. We also use stock options to align our management team members’ interests with those of our shareholders. As a result, a significant portion of senior management’s total compensation is dependent upon the achievement of our performance objectives and increases in the price of our common shares. We believe that our compensation program rewards our executive officers for achieving performance goals over which they have control.

We grant time-based restricted shares to management team members below the Senior Vice President level in order to promote the long-term retention of those employees and to provide them with an ownership interest in Jo-Ann Stores. We believe that this aspect of our compensation program provides appropriate awards and incentives since our more junior management team members have less direct control over the achievement of our performance objectives.

Performance shares are awarded at plus or minus the target grant depending upon the level of achievement of the specified performance metric at the end of the fiscal year (for fiscal 2008 our performance metric is earnings per share under our business plan). Vesting then generally occurs in equal installments over a four-year period following the date of grant. Stock option awards usually vest in equal installments over a four-year period following the date of grant and expire in seven years. All options granted by us have been granted as non-qualified stock options with an exercise price equal to the closing price of our common shares on the date of grant and, accordingly, will have value only if the market price of our common shares increases after that date. Most restrictions on time-based restricted share awards lapse two to four years from the date of the award. Recipients forfeit their right to their performance shares, stock options and restricted shares if they leave our employment (other than by reason of death, disability or retirement) before the awards vest. Because of this restriction, the Compensation Committee believes that these awards are a factor in the retention of key management team members and induce a long-term view among employees.

Fiscal Year 2007.  During fiscal 2007, we used both time-based restricted shares and non-qualified stock option awards as long-term incentives to motivate management team members to work diligently on our Repair Plan initiatives and to assist with the management transition. We did not grant any performance shares during fiscal 2007.

Restricted share and stock option grants made during fiscal 2007 to Mr. Webb, our new Chief Executive Officer, represented 27% percent of all restricted shares and 36% of all stock options granted during the year. Grants of restricted shares and stock options to Mr. Webb and all other executive officers during fiscal 2007 represented 41% of all restricted shares and 63% of all stock options granted during the year. The percentages of equity-based incentives granted to our Chief Executive Officer and other executive officers was higher than normal in fiscal 2007 due to the recruitment of Mr. Webb and Mr. Smith during fiscal 2007 and the need to compensate those officers for awards that were forfeited when they left their prior employer. No equity-based incentives were granted during fiscal 2007 to Mr. Rosskamm, who served as our Chief Executive Officer during the first half of the fiscal year, due to his announced intention to step down as our Chief Executive Officer upon the election of his successor.

Fiscal Year 2008.  In fiscal 2008, we granted performance shares and stock options, but not time-based restricted shares, to our executive officers. The performance objective associated with the performance shares will be based on our earnings per share during fiscal 2008, a one-year performance period, established as a range (Threshold, Target, Maximum). Our Threshold performance level for earnings per share is approximately 81% of our Target performance level, and our Maximum performance level for earnings per share is approximately 121% of our Target performance level. The achievement of our Target performance level for earnings per share is based on the achievement of our business plan for fiscal 2008. We believe that our business plan is challenging, but achievable. Therefore, we believe that we can achieve our Target performance level for earnings per share, if we effectively execute our business plan. In addition, factors outside of our control, such as general conditions in the economy and the fabrics and crafts industry, may impact our ability to achieve our targeted performance. The performance shares will vest, assuming the relevant performance level is met, in equal installments over a four-year period following the date of grant. The stock option awards will vest in equal installments over a four-year period following the date of grant and will expire in seven years.

Board Policies.  Pursuant to policies adopted by the Board of Directors, we will make grants of equity-based awards to our executive officers, with the advance approval of the Compensation Committee, on the third full New York Stock Exchange trading day following the next earnings release after that approval. The exercise price for stock options will be the closing price of our common shares on the New York Stock Exchange on the date of grant. The Chief Executive Officer may approve grants to newly hired or promoted employees below the Vice President level and the Chairperson of the Compensation Committee may approve grants to newly hired or promoted employees at the Vice President level, in each case subject to guidelines regarding such grants that are approved by the Compensation Committee. Annual grants to current employees and grants to newly hired or promoted employees above the Vice President level must be approved by the Compensation Committee at a meeting (and not by means of a unanimous consent resolution). The grant date for grants of equity-based awards to current employees and newly hired or promoted employees also will be the third full New York Stock Exchange trading day following the next earnings release after approval (and also after the employment commencement or promotion date in the case of newly hired or promoted employees), and the exercise price for stock options will be the closing price of our common shares on the New York Stock Exchange on the date of grant. Other than pursuant to our equity award grant policy described above, whereby we will make equity-based awards only following a quarterly earnings release, we do not intend intentionally to coordinate the grant of equity-based awards with the release of material non-public information. In the past, we have not intentionally coordinated the grant of equity-based awards with the release of material non-public information.

While the Compensation Committee has the ability under the terms of the ICP to amend awards by waiving performance targets or accelerating the vesting of awards, the Compensation Committee has not exercised that discretion and does not currently intend to exercise that discretion.

The Compensation Committee uses tally sheets to track the total compensation paid and payable to our executive officers. The tally sheets also include the value of outstanding unvested equity awards and personal holdings of our common shares, including vested share awards. While the Compensation Committee is aware of this information, it generally does not consider prior stock price increases, or the value of outstanding awards, when making current awards to our executive officers since the Committee believes that past awards were made in respect of performance in prior years, and were fully earned based upon that prior performance.

The Board has adopted, as part of its insider trading policy, prohibitions on short sales of our securities, purchases or sales of publicly traded options involving our securities, and establishing margin accounts or otherwise pledging our securities.

Supplemental Retirement Benefit Plan.  We provide certain of our executive officers with a limited defined benefit retirement plan, known as the Jo-Ann Stores, Inc. Supplemental Retirement Benefit Plan (“SERP”). Currently, Mr. Holmberg and Mr. Kerr are the only executive officer participants in the SERP. Mr. Webb and Mr. Smith will become eligible to participate in the SERP upon their first anniversary of employment with us. Mr. Rosskamm did not participate in the SERP.

Mr. Holmberg’s and Mr. Kerr’s maximum supplemental retirement benefit amount, as determined by the Compensation Committee, is $600,000. In general, a participant who retires at age 65 will receive his or her maximum supplemental retirement benefit amount, as determined from time to time by the Compensation Committee, payable in 180 equal consecutive monthly installments. Upon retirement before age 65, a participant will be entitled to a supplemental early retirement benefit following 20 years of service or, if the participant has been employed by us for at least ten years, at age 55. Any supplemental early retirement benefit will be payable, beginning at age 65, and will be the maximum supplemental retirement benefit amount reduced by 5% a year (up to a maximum 50% reduction) for each year of retirement prior to age 66. A participant who becomes totally disabled, and whose employment ceases as a result of that total disability, will be eligible for a supplemental disability retirement benefit, payable in 240 equal consecutive monthly installments until the earlier of the participant’s recovery or until all such monthly payments have been made. Any supplemental disability retirement payments received by a participant will reduce the amounts payable upon a participant’s normal or early retirement. Upon the death of a participant after retirement or total disability, his or her designated beneficiaries will receive any remaining monthly installments. If a participant dies before retirement, no benefits are payable under the SERP.

Deferred Compensation Plan.  Our Deferred Compensation Plan provides our executive officers and management team members with an opportunity to elect to defer receipt of cash compensation (base salary and annual bonus) for a period of years or until retirement up to a maximum of 75% of base salary and 100% of annual bonus. Participants can select from fourteen investment funds from which the earnings on their deferred cash compensation account will be determined, however, our obligations under the Deferred Compensation Plan are general unsecured obligations of Jo-Ann Stores. A participant’s investment elections may be changed daily. The first 4% of base salary that is deferred under the Deferred Compensation Plan is matched 50% by us, effectively resulting in a matching contribution of up to 2% of base salary. Our matching contribution is intended to compensate the plan participants for their inability to obtain an equivalent match under our 401(k) Savings Plan due to restrictions imposed by federal law on 401(k) contributions by highly compensated employees.

Other Executive Officer Benefits and Perquisites.  Our executive officers receive health, life and disability insurance coverage on the same basis as all of our employees, supplemental long-term disability insurance coverage, and matching contributions under our Deferred Compensation Plan and our 401(k) Savings Plan. Our current executive officers were eligible to receive the following perquisites in fiscal 2007: an automobile allowance, an annual physical, and reimbursement for certain tax and financial planning expenses. For more information regarding the actual perquisites received by our current executive officers, see footnote 7 to the Summary Compensation Table on page 27.

Executive Officer Employment Agreements.  We have entered into employment agreements with each of our executive officers. For a description of the terms of those employment agreements, see the section of this proxy statement titled “Executive Compensation — Executive Officer Employment Agreements” beginning on page 32.

We selected the “Change of Control” definition used in our employment agreements with our executive officers based on similar definitions included in our shareholder rights plan (which provides for a 15% trigger), the Ohio Control Share Acquisition Law (which provides for a 20% trigger) and other customary provisions included in similar agreements, such as the acquisition of actual control of Jo-Ann Stores or a significant change in the composition of the Board of Directors.

The Compensation Committee believes that the severance benefits included in our employment agreements with our executive officers are a necessary component of a competitive compensation program and that those severance benefits are not significantly different from the severance benefits typically in place at other companies.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the four other most highly compensated executive officers, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under the MIP, as well as performance share and stock option awards made under the ICP are intended to qualify as performance-based compensation under Section 162(m).

Compensation of our Executive Officers

Darrell Webb.  Mr. Webb joined us on July 24, 2006 and entered into a letter agreement with us describing his compensation package for fiscal 2007 and fiscal 2008. For fiscal 2007, Mr. Webb received an annual base salary of $750,000 and a guaranteed cash bonus, pursuant to the MIP, of 100% of his actual earned salary. Mr. Webb also was granted 100,000 restricted shares and 100,000 non-qualified stock options, which will vest 25% annually over a four-year period. In addition, Mr. Webb was reimbursed for relocation expenses and attorney’s fees incurred in connection with his employment with us, and received a lump-sum payment of $150,000 to cover any non-reimbursable relocation expenses. For fiscal 2008, Mr. Webb will receive a guaranteed cash bonus of 50% of his actual earned salary, will have the opportunity to earn a total cash bonus, including the guaranteed bonus, of up to 200% of his base salary upon the company achieving financial performance targets established by the Board of Directors, with a target bonus of 100% of his base salary. He will also be eligible to participate in the ICP, with a target award of $1,200,000 payable in performance shares and stock options.

David Holmberg.  For fiscal 2007, Mr. Holmberg received an annual base salary of $475,000 and a guaranteed cash bonus, pursuant to the MIP, of $230,000. For fiscal 2008, Mr. Holmberg will have the opportunity to earn a cash bonus, pursuant to the MIP, of up to 100% of his base salary upon the company achieving financial performance targets established by the Board of Directors, with a target bonus of 50% of his base salary. He will also be eligible to participate in the ICP, with a target award of $500,000 payable in performance shares and stock options. Mr. Holmberg did not receive any equity-based grants during fiscal 2007. On November 23, 2005, Mr. Holmberg also entered into a retention agreement with us which is described in the section of this proxy statement titled “Executive Compensation — Executive Officer Employment Agreements” beginning on page 32.

James Kerr.  For fiscal 2007, Mr. Kerr received an annual base salary of $300,000 for the portion of the year that he served as our Chief Financial Officer and a guaranteed cash bonus, pursuant to the MIP, of $100,000. Mr. Kerr also was granted 10,000 restricted shares, which will vest 50% after three years and 50% after four years, and 25,000 non-qualified stock options, which will vest 25% annually over a four-year period. Mr. Kerr received a guaranteed cash retention payment of $125,000 in March 2007, and for fiscal 2008 will have the opportunity to earn a cash bonus, pursuant to the MIP, of up to 100% of his base salary upon the company achieving financial performance targets established by the Board of Directors, with a target bonus of 50% of his base salary. He will also be eligible to participate in the ICP, with a target award of $500,000 payable in performance shares and stock options.

Travis Smith.  Mr. Smith joined us on July 31, 2006 and entered into a letter agreement with us describing his compensation package for fiscal 2007 and fiscal 2008. For fiscal 2007, Mr. Smith received an annual base salary of $475,000 and a guaranteed cash bonus, pursuant to the MIP, of $200,000. Mr. Smith also was granted 40,000 restricted shares and 50,000 non-qualified stock options, which will vest 25% annually over a four-year period. In addition, Mr. Smith was reimbursed for relocation expenses and received a lump-sum payment of $150,000 to cover any non-reimbursable relocation expenses. For fiscal 2008, Mr. Smith will receive a guaranteed cash bonus of 25% of his actual earned salary, will have the opportunity to earn a total cash bonus, including the guaranteed bonus, of up to 100% of his base salary upon the company achieving financial performance targets established by the Board of Directors, with a target bonus of 50% of his base salary. He will also be eligible to participate in the ICP, with a target award of $500,000 payable in performance shares and stock options.

Alan Rosskamm.  Effective July 24, 2006, Mr. Rosskamm resigned as our Chairman, President and CEO. Mr. Rosskamm remains a director of our company. As provided for under Mr. Rosskamm’s employment agreement, we will pay to Mr. Rosskamm continuing base salary of $750,000 per year for 36 months. Mr. Rosskamm also received a lump sum payment of $1,800,000 in recognition of his critical role in addressing the urgent challenges facing us both before and during the transition to the new Chairman, President and CEO. In addition, we will provide continuing health and life insurance coverage for 36 months and will reimburse Mr. Rosskamm for reasonable legal expenses incurred in connection with the transition, not to exceed $75,000. We also have determined that, for the three years during which he receives salary continuation, Mr. Rosskamm will not be entitled to receive fees or stock or options commonly provided to outside directors. Under the terms of the ICP, Mr. Rosskamm’s service as a director will constitute continuing service for the vesting and exercise of his previously issued stock and option grants.

EXECUTIVE COMPENSATION

The following table sets forth information relating to compensation for the fiscal year ended February 3, 2007 for our Chief Executive Officer, our Chief Financial Officer, all of our other executive officers employed by us as of the end of fiscal 2007 and our former Chief Executive Officer. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(5)	($)(4)(5)	($)(6)	($)(7)	($)

Darrell Webb(8)	2007	$403,846	$403,846	$380,710	$138,194	$—	$202,242	$1,528,838
Chairman of the Board, President and Chief Executive Officer
David Holmberg	2007	$434,135	$230,000	$336,874	$245,444	$57,061	$29,039	$1,332,553
Executive Vice President, Operations
James Kerr(8)	2007	$278,272	$100,000	$153,701	$62,606	$41,916	$22,790	$659,285
Executive Vice President, Chief Financial Officer
Travis Smith(8)	2007	$246,635	$200,000	$148,448	$66,961	$—	$185,768	$847,812
Executive Vice President, Merchandising and Marketing
Alan Rosskamm(8)(9)	2007	$375,000	$—	$483,917	$84,674	$—	$2,301,390	$3,244,981
Former Chairman of the Board, President and Chief Executive Officer

(1)	Includes amounts earned but deferred under our Deferred Compensation Plan and under Section 401(k) of the Internal Revenue Code. Fiscal year 2007 was a 53-week year.

(2)	Pursuant to the MIP, Mr. Webb received a guaranteed cash bonus of 100% of his actual earned salary for fiscal 2007 and Mr. Smith received a guaranteed cash bonus of $200,000 for fiscal 2007. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year. Mr. Holmberg and Mr. Kerr received guaranteed cash retention payments which were paid 50% in May 2006 and 50% in November 2006.

(3)	Restricted stock awards granted under the ICP include all compensation cost recognized in the financial statements in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS No. 123R”). For fiscal year 2007, each of these executive officers received the following grants on July 28, 2006: Mr. Webb — 100,000 shares and Mr. Kerr — 10,000 shares; and on August 4, 2006: Mr. Smith — 40,000 shares.

(4)	Stock option awards granted under the ICP include all compensation cost recognized in the financial statements in accordance with FAS No. 123R. For fiscal year 2007, each of these executive officers received the following grants on July 28, 2006: Mr. Webb — 100,000 shares and Mr. Kerr — 25,000 shares; and on August 4, 2006: Mr. Smith — 50,000 shares.

(5)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 7 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in the 2007 Annual Report.

(6)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Under this plan, we expensed the following amounts for fiscal 2007: Mr. Holmberg — $57,061 and Mr. Kerr — $41,916.

(7)	For fiscal 2007, “All Other Compensation” consists of the following:

Compensation earned for group life insurance paid on behalf of the named executive officers amounted to the following: Mr. Webb — $121; Mr. Holmberg — $450; Mr. Kerr — $279; Mr. Smith — $67; and Mr. Rosskamm — $1,290.

Compensation earned for insurance premiums paid or imputed income on insurance premiums paid for split dollar life insurance policies on behalf of the named executive officer amounted to the following: Mr. Rosskamm — $1,346.

Reimbursements, excluding tax gross-up payments, for tax planning services amounted to the following: Mr. Rosskamm — $7,500.

Reimbursements, excluding tax gross-up payments, for country club or athletic facility dues or fees amounted to the following: Mr. Rosskamm — $8,197.

Tax gross-up payments for tax planning services and country club or athletic facility dues or fees amounted to the following: Mr. Rosskamm — $13,345.

Reimbursements, excluding tax gross-up payments, for COBRA payments amounted to the following: Mr. Holmberg — $1,134.

Tax gross-up payments for COBRA payments amounted to the following: Mr. Holmberg — $677.

Matching contributions made under the Deferred Compensation Plan to the named executive officers amounted to the following: Mr. Holmberg — $8,904; Mr. Kerr — $5,660; and Mr. Rosskamm — $8,077.

Matching contributions made under the Jo-Ann Stores, Inc. 401(k) Savings Plan to the named executive officers amounted to the following: Mr. Holmberg — $2,274; Mr. Kerr — $2,901; and Mr. Rosskamm — $1,646.

Car allowances and car usage amounted to the following: Mr. Webb — $8,400; Mr. Holmberg — $15,600; Mr. Kerr — $13,950; Mr. Smith — $7,800; and Mr. Rosskamm — $7,800.

Relocation allowances amounted to the following:  Mr. Webb — $193,721 and Mr. Smith — $177,901.

Effective July 24, 2006, Mr. Rosskamm resigned as our Chairman, President and CEO. Mr. Rosskamm remains a director of the company. As provided for under Mr. Rosskamm’s employment agreement, we will pay to Mr. Rosskamm continuing base salary for 36 months. For fiscal 2007, this amounted to $389,423. Mr. Rosskamm also received a lump sum payment of $1,800,000 in recognition of his critical role in addressing the urgent challenges facing us both before and during the transition to the new Chairman, President and CEO. In addition, we will reimburse Mr. Rosskamm for reasonable legal expenses incurred in connection with the transition, not to exceed $75,000. For fiscal 2007 this amounted to $62,766.

(8)	Mr. Webb assumed the position of Chairman, President and CEO as of July 24, 2006. Mr. Kerr assumed the position of Executive Vice President, Chief Financial Officer as of July 31, 2006. Mr. Smith assumed the position of Executive Vice President, Merchandising and Marketing as of July 31, 2006. Mr. Rosskamm resigned as Chairman, President and CEO as of July 24, 2006.

(9)	When Mr. Rosskamm resigned as Chairman, President and CEO his employment with us was terminated. However, under the terms of the ICP, Mr. Rosskamm’s service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants.

The following table provides information relating to stock and option awards granted under the ICP during fiscal 2007 to the named executive officers.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

			All Other	All Other
			Stock	Options
			Awards:	Awards:		Grant Date
			Number of	Number of	Exercise or	Fair Value
			Shares of	Securities	Base Price	of Stock and
			Stock or	Underlying	of Option	Option
Name	Grant Date	Approval Date	Units (#)	Options (#)	Awards ($/Sh)	Awards

Darrell Webb	07/28/2006	06/27/2006	100,000	100,000	$14.05	$1,962,378
David Holmberg(1)	N/A	N/A	—	—	$—	$—
James Kerr	07/28/2006	07/21/2006	10,000	25,000	$14.05	$279,844
Travis Smith	08/04/2006	07/07/2006	40,000	50,000	$14.22	$849,206
Alan Rosskamm(1)	N/A	N/A	—	—	$—	$—

(1)	Mr. Holmberg and Mr. Rosskamm did not receive any plan-based awards during fiscal 2007.

The grants set forth in the Fiscal 2007 Grants of Plan-Based Awards Table are not subject to any performance criteria other than time-based vesting. For a description of our employment arrangements with the named executive officers and the terms of the grants set forth in the Fiscal 2007 Grants of Plan-Based Awards Table, see “Compensation Discussion and Analysis — Compensation of Our Executive Officers” on page 25 and the footnotes to the Outstanding Equity Awards at Fiscal Year-End (2007) Table on page 30.

The following table sets forth information relating to all of our named executive officers’ outstanding equity-based awards as of the end of fiscal 2007 (February 3, 2007).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2007)

	Option Awards				Stock Awards
							Equity
							Incentive
							Plan
							Awards:		Equity
							Number of		Incentive Plan
							Unearned		Awards:
							Shares,		Market or
	Number of	Number of			Number of		Units or		Payout Value of
	Securities	Securities			Shares or		Other		Unearned
	Underlying	Underlying			Units of	Market Value of	Rights		Shares, Units or
	Unexercised	Unexercised	Option	Option	Stock That	Shares or Units of	That Have		Other Rights
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Stock That Have Not	Not		That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)		Not Vested ($)

Darrell Webb(1)					100,000	$2,563,000	—		$—
Darrell Webb(1)	—	100,000	$14.05	07/28/2013
David Holmberg(2)					42,300	$1,084,149	7,300	(6)	$187,099
David Holmberg(2)	25,000	25,000	$26.89	12/03/2011
David Holmberg(2)	—	50,000	$12.42	11/18/2012
James Kerr(3)					27,180	$696,623	2,600	(6)	$66,638
James Kerr	2,000	—	$25.41	03/06/2008
James Kerr	5,000	—	$18.91	10/02/2008
James Kerr	4,000	—	$14.31	12/16/2008
James Kerr	4,000	—	$10.94	12/07/2009
James Kerr(3)	4,500	1,500	$16.80	03/06/2010
James Kerr(3)	—	16,000	$12.42	11/18/2012
James Kerr(3)	—	25,000	$14.05	07/28/2013
Travis Smith(4)					40,000	$1,025,200	—		$—
Travis Smith(4)	—	50,000	$14.22	08/04/2013
Alan Rosskamm(5)					51,434	$1,318,253	30,000	(6)	$768,900
Alan Rosskamm	35,000	—	$20.00	11/20/2007
Alan Rosskamm	60,000	—	$14.31	12/16/2008
Alan Rosskamm	60,000	—	$10.94	12/07/2009
Alan Rosskamm	250,000	—	$7.75	03/09/2010
Alan Rosskamm(5)	67,500	22,500	$16.80	03/06/2010

(1)	During fiscal 2007, Mr. Webb was granted 100,000 option awards and 100,000 stock awards upon his hire. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the date of grant.

(2)	During fiscal 2007, Mr. Holmberg did not receive any option awards or stock awards. Mr. Holmberg has unvested option awards: 12,500 will vest on 12/3/2007, 12,500 will vest on 12/3/2008, 25,000 will vest on 3/1/2009 and 25,000 will vest on 3/1/2010. Mr. Holmberg also had unvested stock awards at the end of fiscal 2007: 12,500 vested on 3/1/2007, 5,000 will vest on 12/3/2007, 12,500 will vest on 3/1/2008, 3,650 will vest on 3/4/2008, 5,000 will vest on 12/3/2008, and 3,650 will vest on 3/4/2009. Mr. Holmberg also has performance based stock awards: 3,650 will vest on 3/4/2008 and 3,650 will vest on 3/4/2009, if the related performance criteria are satisfied (see footnote 6).

(3)	During fiscal 2007, Mr. Kerr was granted 25,000 option awards and 10,000 stock awards upon his promotion to Executive Vice President, Chief Financial Officer. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest 50% at the end of the third fiscal year and 50% at the end of the fourth fiscal year following the date of grant. Mr. Kerr also had unvested option awards at the end of fiscal 2007: 1,500 vested on 3/6/2007,

8,000 will vest on 3/1/2009 and 8,000 will vest on 3/1/2010. Mr. Kerr also had unvested stock awards at the end of fiscal 2007: 5,000 vested on 3/1/2007, 1,600 vested on 3/5/2007, 690 vested on 3/6/2007, 5,000 will vest on 3/1/2008, 1,300 will vest on 3/4/2008, 1,600 will vest on 3/5/2008, 690 will vest on 3/6/2008, and 1,300 will vest on 3/4/2009. Mr. Kerr also has performance based stock awards: 1,300 will vest on 3/4/2008 and 1,300 will vest on 3/4/2009, if the related performance criteria are satisfied (see footnote 6).

(4)	During fiscal 2007, Mr. Smith was granted 50,000 option awards and 40,000 stock awards upon his hire. The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The stock awards granted will vest in four equal annual installments commencing one year after the date of grant.

(5)	During fiscal 2007, Mr. Rosskamm did not receive any option awards or stock awards. Mr. Rosskamm had unvested option awards at the end of fiscal 2007: 22,500 vested on 3/6/2007. Mr. Rosskamm also had unvested stock awards at the end of fiscal 2007: 10,750 vested on 3/5/2007, 9,967 vested on 3/6/2007, 5,000 will vest on 3/4/2008, 10,750 will vest on 3/5/2008, 9,967 will vest on 3/6/2008, and 5,000 will vest on 3/4/2009. Mr. Rosskamm also has performance based stock awards: 15,000 will vest on 3/4/2008 and 15,000 will vest on 3/4/2009, if the related performance criteria are satisfied (see footnote 6).

(6)	Based upon our current and expected performance, we expect that the threshold performance level for these performance-based restricted stock awards will not be attained at the end of fiscal 2008 and, therefore, these awards will not vest.

The following table provides information relating to aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal 2007 for the named executive officers.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Darrell Webb	—	$—	—	$—
David Holmberg	—	$—	—	$—
James Kerr	—	$—	690	$8,404
Travis Smith	—	$—	—	$—
Alan Rosskamm	35,000	$140,350	9,966	$121,386

The following table provides information relating to the present value of the accumulated benefit under the SERP for the named executive officers. None of the named executive officers received any payments under the SERP during the last fiscal year.

FISCAL 2007 PENSION BENEFITS

Payments
		Present Value of	During
		Accumulated	Last
		Benefit	Fiscal Year
Name	Plan Name	($)(1)	($)

Darrell Webb(2)	Supplemental Retirement Benefit Plan	N/A	N/A
David Holmberg	Supplemental Retirement Benefit Plan	$61,370	$—
James Kerr	Supplemental Retirement Benefit Plan	$41,916	$—
Travis Smith(2)	Supplemental Retirement Benefit Plan	N/A	N/A
Alan Rosskamm(3)	Supplemental Retirement Benefit Plan	N/A	N/A

(1)	The present value represents the required balance when the participant reaches age 65, discounted at an interest rate of 10%.

(2)	Mr. Webb and Mr. Smith will not be eligible to participate in the SERP until one year from their dates of hire.

(3)	Mr. Rosskamm did not participate in the SERP.

The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. The SERP is described in more detail under the heading “Compensation Discussion and Analysis — Elements of Our Compensation Program — Supplemental Retirement Benefit Plan” on page 24. None of the named executive officers currently is eligible for early retirement under the SERP.

The following table provides information relating to the contributions to, earnings on, withdrawals and distributions from, and fiscal year-end balances in our Deferred Compensation Plan for the named executive officers.

FISCAL 2007 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	Last FY ($)(1)	Last FY ($)	Distributions ($)	Last FYE ($)

Darrell Webb	n/a	n/a	n/a	n/a	n/a
David Holmberg	$17,808	$8,904	$8,048	$—	$96,394
James Kerr	$11,319	$5,660	$3,062	$(13,154)	$28,793
Travis Smith	n/a	n/a	n/a	n/a	n/a
Alan Rosskamm	$16,154	$8,077	$16,125	$(161,866)	$91,576

(1)	Registrant Contributions also appear in the Summary Compensation Table on page 27 in the column titled “All Other Compensation.”

Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis — Elements of Our Compensation Program — Deferred Compensation Plan” on page 25.

Executive Officer Employment Agreements.  We have entered into employment agreements with each of our executive officers that are designed to provide for continuity of management, including in the event of any actual or threatened change in control of Jo-Ann Stores. The employment agreements generally have an initial term of three years and will be automatically renewed for an additional year following the end of that three-year period, unless earlier terminated pursuant to its terms or unless either party has given notice to the other, at least one year in advance of the agreement’s expiration date, that the employment agreement shall not apply to any termination of employment occurring after that expiration date.

The employment agreements will become operative only if the executive officer’s employment is terminated by us without “cause” or by the executive officer for “good reason” (in each case, as defined in the agreement and described below) or in the event the employment agreement is not renewed by us as described above. If an employment agreement becomes operative, the executive officer will be entitled to certain severance payments and continuing health and life insurance coverage. The amount of these payments and the length of time that insurance coverage will be continued vary depending upon whether the termination occurs before or after a “Change of Control” of Jo-Ann Stores (as defined in the agreement and described below).

As used in the employment agreements:

“Cause” means the occurrence of any one or more of the following:

(a) The willful and continued failure by the executive to substantially perform his or her normal duties (other than any such failure resulting from the executive’s disability) after a written demand for substantial performance is delivered to the executive that specifically identifies the manner in which the Compensation Committee believes that the executive has not substantially performed his or her duties, and the executive has failed to remedy the situation within 30 business days of receiving such notice;

(b) The executive’s conviction for committing an act of fraud, embezzlement, theft or other criminal act constituting a felony; or

(c) The willful engaging by the executive in gross negligence materially and demonstrably injurious to Jo-Ann Stores, however, no act, or failure to act, on the executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of Jo-Ann Stores.

“Good Reason” (before a Change of Control) means, without the executive’s express written consent, any reduction in the executive’s base salary other than a reduction that is in the same proportion as the reduction of the base salaries of every other executive officer of Jo-Ann Stores in connection with an across-the-board reduction of executive officer base salaries.

“Good Reason” (after a Change of Control) means, without the executive’s express written consent, the occurrence, after the occurrence of a Change of Control, of any one or more of the following:

(a) Any reduction in the executive’s base salary below the amount in effect immediately before the Change of Control or, if higher, the amount in effect before any reduction in the executive’s base salary made in contemplation of the Change of Control.

(b) Any significant reduction in the executive’s duties, responsibilities or position with respect to Jo-Ann Stores from the duties, responsibilities or position as in effect immediately before the Change of Control or as in effect immediately before any reduction in any such item made in contemplation of the Change of Control.

(c) Any significant reduction in the executive’s benefits package from the benefit package in effect immediately before the Change of Control or as in effect immediately before any reduction of the benefit package made in contemplation of the Change of Control.

(d) Any reduction in the executive’s long-term incentive opportunity with Jo-Ann Stores.

(e) Any shift of the executive’s principal place of employment with Jo-Ann Stores to a location that is more than 50 miles (by straight line measurement) from the site of Jo-Ann Store’s headquarters in Hudson, Ohio on the date of the employment agreement.

(f) Any dissolution or liquidation of Jo-Ann Stores.

A “Change of Control” shall be deemed to have occurred if at any time or from time to time while the employment agreement is in effect:

(a) Any person (other than Jo-Ann Stores, any of its subsidiaries, any member of the Rosskamm and Zimmerman families, any employee benefit plan or employee stock ownership plan of Jo-Ann Stores, or any person organized, appointed or established by Jo-Ann Stores for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the common shares then outstanding;

(b) Any person (other than Jo-Ann Stores, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of Jo-Ann Stores, or any person organized, appointed or established by Jo-Ann Stores for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the common shares then outstanding;

(c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the common shares then outstanding;

(d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Jo-Ann Stores, unless the election, or the nomination for election by the shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

(e) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of Jo-Ann Stores with another corporation in which those persons who are shareholders of Jo-Ann Stores immediately before the merger or consolidation are to receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of Jo-Ann Stores, or (iii) the dissolution of Jo-Ann Stores;

(f) (i) Jo-Ann Stores is merged or consolidated with another corporation and those persons who were shareholders of Jo-Ann Stores immediately before the merger or consolidation receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of Jo-Ann Stores, or (iii) Jo-Ann Stores is dissolved; or

(g) Any person who proposes to make a “control share acquisition” of Jo-Ann Stores, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to Jo-Ann Stores.

If an event described in paragraph (b), (d) or (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, if an event described in paragraph (c) above occurs, and the Board either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, if an event described in paragraph (a), (e) or (g) above occurs, or if an event described in paragraph (c) occurs and the Board does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board who were directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

If an executive officer becomes entitled to benefits under his employment agreement before a Change of Control, he will be entitled to receive (a) continued payments of base salary and continued health and life insurance coverage for two years after the termination date for Mr. Webb, and eighteen months for Mr. Holmberg, Mr. Kerr and Mr. Smith, and (b) a pro rata bonus for that part of the current year that ends on the termination date. In addition, for Mr. Webb and Mr. Smith, their initial grants of 100,000 and 40,000 restricted shares, respectively, and 100,000 and 50,000 stock options, respectively, will become fully vested.

If an executive officer becomes entitled to benefits under his employment agreement after a Change of Control or in the event the employment agreement is not renewed by us, he will be entitled to prompt payment of (a) a lump sum equal to three times, for Mr. Webb and Mr. Smith, and two times, for Mr. Holmberg and Mr. Kerr, the sum of his base salary plus bonus, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the termination date. In lieu of any retirement benefits provided under the SERP, Mr. Holmberg also will be entitled to a lump sum payment, equal to his maximum supplemental retirement benefit multiplied by a fraction equal to his months of service to us over the number of months of service possible had Mr. Holmberg retired at age 65. In addition, health and life insurance coverage will be continued through the third anniversary, for Mr. Webb and Mr. Smith, and the second anniversary, for Mr. Holmberg and Mr. Kerr, of the termination date, and, for Mr. Webb, Mr. Smith and Mr. Kerr, all restricted shares and stock options will become fully vested. Whether the termination is before or after a Change of Control, continuing health and life insurance coverage would stop if the executive officer becomes eligible for similar benefits with another employer.

The employment agreements also provide that if any payments to an executive officer in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, we will, in general, “gross up” the executive officer’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the executive officer do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the executive officer will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the executive officer do exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the executive officer will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and we will “gross up” the executive officer’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

Our executive officers have agreed to the following covenants in the employment agreements:

•	if terminated before a Change of Control, for a period of 18 months following that termination, and, if terminated after a Change of Control, for a period of two years following that termination, the executive officer may not:

•	as an employee, officer or director, engage in any business or enterprise that engages to any significant extent within the United States in the sale at retail or direct marketing to consumers of fabric and craft components (other than investments of less than two percent of the shares of any corporation whose shares are publicly traded); or

•	attempt to induce any of our employees to terminate his or her employment with us or accept employment with any of our competitors or interfere in any similar manner with our business.

•	during or after the term of an executive officer’s employment, the executive officer may not disclose any of our confidential and proprietary information to any person, firm, corporation, association or other entity for any reason or purpose, nor may the executive officer make use of that information for his or her own purposes.

We have entered into an additional agreement with Mr. Holmberg which provides for severance payments under certain circumstances if Mr. Holmberg’s employment with us ceases following the start date of Mr. Webb. If Mr. Holmberg elects to terminate his employment with us during the period from the sixth through the twelfth month anniversaries following Mr. Webb’s start date, then we will pay him a lump sum payment equal to 24 months of his base salary, contingent upon the delivery of a non-compete and non-solicitation agreement by Mr. Holmberg. If we elect to terminate Mr. Holmberg’s employment during the 24 month period following the start date of Mr. Webb, we will pay him a lump sum payment equal to 24 months of his base salary plus any unpaid portion of his guaranteed retention payment (which has now been fully paid). In addition, if Mr. Holmberg ceases to be our employee pursuant to the provisions described above, his benefits (other than long-term disability) and car allowance also will continue for a maximum of 24 months and we will provide him with outplacement assistance.

As a result of the appointment of Mr. Webb as Chairman, President and Chief Executive Officer, Mr. Rosskamm resigned those positions, but remains one of our directors. As provided for under Mr. Rosskamm’s employment agreement, we will pay Mr. Rosskamm a continuing base salary at a rate of $750,000 per year and health and life insurance coverage until the third anniversary of the date of his resignation (July 24, 2009). In recognition of Mr. Rosskamm’s critical role in addressing the urgent challenges facing us both before and during the transition to a new Chairman, President and Chief Executive Officer, we paid Mr. Rosskamm a lump sum payment of $1,800,000 upon the appointment of his replacement. In addition, we agreed to reimburse Mr. Rosskamm for reasonable legal expenses incurred in connection with the transition in an amount not to exceed $75,000. We also determined that, for the three years during which he receives salary continuation, Mr. Rosskamm will not be entitled to receive fees or stock or option grants commonly provided to outside directors. Under the terms of the ICP, Mr. Rosskamm’s service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants.

The foregoing descriptions of our executive officer employment agreements are qualified in their entirety by reference to the actual employment agreements, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

The following table sets forth the amounts that would be payable under our named executive officers’ respective employment agreements as if a “triggering event” had occurred as of February 3, 2007. As described above, a “triggering event” is a termination of the executive officer’s employment by us without “cause” or by the executive officer for “good reason” or in the event the employment agreement is not renewed by us, either before or after a “Change of Control,” or upon the death or disability of the executive officer.

Employment Agreement Table — Current Executive Officers

				Value Realized Upon
				Vesting of
				Equity-Based	All	Tax
	Salary(1)	Bonus(2)	SERP(3)	Awards(4)	Other(5)	Gross-Ups(6)	Total

Darrell Webb
Before Change of Control	$1,500,000	$403,846	$—	$3,721,000	$42,890	$—	$5,667,736
After Change of Control	$2,250,000	$2,653,846	$—	$3,721,000	$50,590	$2,764,492	$11,439,928
Death/Disability	$—	$—	$—	$694,491	$—	$—	$694,491
David Holmberg
Before Change of Control	$712,500	$—	$—	$—	$37,795	$—	$750,295
After Change of Control	$950,000	$475,000	$69,027	$1,744,649	$42,060	$781,987	$4,062,723
Death/Disability	$—	$—	$—	$739,246	$—	$—	$739,246
Additional Agreement:
Termination by Mr. Holmberg(7)	$750,000	$—	$—	$—	$68,995	$—	$818,995
Termination by us(8)	$950,000	$—	$—	$—	$37,795	$—	$987,795
James Kerr
Before Change of Control	$450,000	$—	$—	$—	$37,795	$—	$487,795
After Change of Control	$600,000	$300,000	$—	$1,210,728	$42,060	$492,446	$2,645,234
Death/Disability	$—	$—	$—	$366,055	$—	$—	$366,055
Travis Smith
Before Change of Control	$712,500	$200,000	$—	$1,595,700	$37,795	$—	$2,545,995
After Change of Control	$1,425,000	$912,500	$—	$1,595,700	$50,590	$1,206,739	$5,190,529
Death/Disability	$—	$—	$—	$267,562	$—	$—	$267,562

(1)	Represents salary received upon termination. If termination occurs prior to a Change of Control, Mr. Webb will receive continued payments of base salary for two years; and Mr. Holmberg, Mr. Kerr and Mr. Smith will receive continued payments of base salary for eighteen months. If termination occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their base salary; and Mr. Holmberg and Mr. Kerr will receive a lump sum equal to two times their base salary. There is no salary payment, other than earned but unpaid salary, if termination is due to death/disability.

(2)	Represents bonus received upon termination. If termination occurs prior to a Change of Control, each executive officer will receive a pro rata bonus for that part of the current year that ends on the termination date. If termination occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their bonus (calculated as provided in their employment agreements); and Mr. Holmberg and Mr. Kerr will receive a lump sum equal to two times their bonus (calculated as provided in their employment agreements). In addition, each executive officer will receive a pro rata bonus for that part of the current year that ends on the termination date. There is no bonus payment if termination is due to death/disability.

(3)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Mr. Webb and Mr. Smith will not be eligible to participate in the SERP until one year from their date of hire. Pursuant to his employment agreement, Mr. Holmberg will receive a lump sum payment based upon his maximum supplemental retirement benefit upon termination after a Change of Control.

(4)	Represents value realized upon vesting of equity-based awards. If termination occurs prior to a Change of Control, Mr. Webb’s 07/28/06 grant of 100,000 stock options and 100,000 stock awards will automatically vest and Mr. Smith’s 08/04/06 grant of 50,000 stock options and 40,000 stock awards will automatically vest. If termination occurs after a Change of Control, all unvested stock options and stock awards held by Mr. Webb, Mr. Kerr and Mr. Smith will vest. Under the terms of the ICP, unless otherwise determined by the Compensation Committee, all grantees’, including each of our executive officer’s, unvested stock options and stock awards will vest upon a “Change in Control” (as defined in the ICP). If termination is due to death/disability, a pro rata portion of the unvested stock awards will vest.

(5)	Represents continued medical, dental and life insurance coverage. If termination occurs prior to a Change of Control, Mr. Webb will receive continued medical, dental and life insurance coverage for two years; Mr. Holmberg, Mr. Kerr and Mr. Smith will receive continued medical, dental and life insurance coverage for eighteen months. If termination occurs after a Change of Control, Mr. Webb and Mr. Smith will receive continued medical, dental and life insurance coverage for three years; and Mr. Holmberg and Mr. Kerr will receive continued medical, dental and life insurance coverage for two years. There is no continuation of medical, dental or life insurance coverage if termination is due to death/disability. Following termination of employment, each executive officer will receive outplacement services.

(6)	Tax gross-up estimates were provided by the Board’s outside compensation consultant. For a description of the calculation of gross-up payments, see the section of this proxy statement titled “Executive Compensation — Executive Officer Employment Agreements” beginning on page 32. The actual gross-up payments that may be made will depend upon the facts and circumstances existing at the time of the related termination.

(7)	Represents salary and benefits received if Mr. Holmberg chooses to terminate his employment with us between the 6th and 12th month anniversary of the start date of the new President. Mr. Holmberg will receive a lump sum equal to 24 months of his base salary at the time of the agreement, which was $375,000; continued medical, dental and life insurance coverage and car allowance for up to 24 months; and outplacement services.

(8)	Represents salary and benefits received if we choose to terminate Mr. Holmberg’s employment prior to the 24 month anniversary of the start date of the new President. Mr. Holmberg will receive a lump sum equal to 24 months of his base salary; continued medical, dental and life insurance coverage and car allowance for up to 24 months; and outplacement services.

On July 24, 2006, Mr. Rosskamm resigned as our Chairman, President and Chief Executive Officer. The following table sets forth the amounts that were payable during fiscal 2007 and will be payable in subsequent fiscal years under his employment agreement.

Employment Agreement Table — Alan Rosskamm

				Value Realized
				Upon Vesting of
				Equity-Based
	Salary(1)	Bonus(2)	SERP	Awards(3)	All Other(4)	Tax Gross-Ups	Total

Fiscal 2007 Payments	$764,423	$1,800,000	—	—	$71,296	—	$2,635,719
Subsequent Years	$1,860,577	$—	—	—	$24,325	—	$1,881,902

(1)	With respect to fiscal 2007, Mr. Rosskamm received $375,000 during his employment with us and received $389,423 as provided for under his employment agreement. These amounts are reflected in the Summary Compensation Table.

(2)	In fiscal 2007, Mr. Rosskamm received a lump sum payment of $1,800,000 in recognition of his critical role in addressing the urgent challenges facing us both before and during the transition to the new Chairman, President and CEO. This amount is reflected in the Summary Compensation Table.

(3)	When Mr. Rosskamm resigned as Chairman, President and CEO his employment with us was terminated. However, under the terms of the ICP, Mr. Rosskamm’s service as a director will constitute continuing service for purposes of the vesting and exercise of his previously issued stock and option grants.

(4)	Fiscal 2007 included medical, dental and life insurance coverage, which amounted to $8,530, and legal expenses reimbursed in connection with the transition to the new Chairman, President and CEO, which amounted to $62,766. Subsequent years include estimated medical, dental and life insurance coverage and reimbursement of legal expenses.

DIRECTOR COMPENSATION

Our fiscal 2007 compensation program for each non-employee director consisted of cash compensation, deferred stock, and grants of stock options and restricted stock. During fiscal 2007, the Compensation Committee engaged Watson Wyatt to conduct a competitive assessment of our non-employee director compensation program. Based on the results of the assessment and the increasing duties of our directors, the Compensation Committee has adopted changes to the non-employee director compensation program, effective as of the 2007 Annual Meeting of Shareholders, and adopted share ownership guidelines for our directors. Both the fiscal 2007 program and our new program are described below:

Cash	Fiscal 2007	New Program
• Retainer	$30,000 annually	$70,000 annually
• Committee chair retainer — Audit	$7,500 annually	$15,000 annually
• Committee chair retainer — Other	$7,500 annually	$10,000 annually
• Lead director retainer	$7,500 annually	$35,000 annually
• Meeting fees	$2,000 per day	Eliminated
• Telephonic meeting fees	$1,000 per day	Eliminated
Deferred stock	Voluntary Election Option	Voluntary Election Option
Stock options
• Upon election	10,000 shares	10,000 shares
Restricted stock and restricted	$85,000 per year	$120,000 per year
stock units (RSUs)	Restricted Stock	RSUs
• Subsequent 10 year anniversaries	$85,000	$120,000
	Restricted Stock	RSUs

Cash compensation.  For fiscal 2007, each non-employee director was compensated at a rate of $30,000 per year and $2,000 for each day of Board and committee meetings attended ($1,000 for telephonic meetings). Committee chairpersons and the lead director received an additional $7,500 per year. Effective as of the 2007 Annual Meeting, the meeting fees will be eliminated and the retainers will be increased as noted above. Directors’ fees are paid quarterly.

Deferred stock.  Non-employee directors may elect to convert the retainer and meeting fee portion of their cash compensation into deferred stock units. Under this feature, non-employee directors can make an irrevocable election to convert a percentage (0% to 100% in 25% increments) of their cash compensation into deferred stock units for the next 12 month period. The conversion of cash compensation to deferred stock units is based on the closing market price of our common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee director or retirement.

Stock options.  Each non-employee director receives a stock option for 10,000 common shares upon commencement of service as a director. These options have a term of seven years and become exercisable as to one-fourth of the options on each of the first four anniversaries of the grant date. All options become exercisable upon a Change of Control and all future option grants will become exercisable upon a termination of service as a director for any reason other than cause. Prior to fiscal 2007, options were granted to non-employee directors that have different vesting rules and in some cases different terms.

A total of 1,681,885 common shares are currently available for stock awards under the ICP. The ICP is the same plan used to grant stock options and restricted stock awards to executive officers and other management team members.

Restricted stock and restricted stock units (RSUs).  Non-employee directors are granted restricted stock awards under the ICP. In fiscal 2007, immediately following our Annual Meeting of Shareholders, each non-employee director received restricted stock with a market value on the grant date of $85,000. Following the 2007 Annual Meeting and each subsequent annual meeting, each non-employee director will receive RSUs in place of restricted stock and the market value on the date of grant will increase to $120,000. In addition, each non-employee director previously received “tenth anniversary” grants of restricted stock with a market value on the grant date of $85,000. Effective as of the 2007 annual meeting, “tenth anniversary” grants will be provided in the form of RSUs and the amount will be increased to $120,000. The grants are awarded as follows:

•	for non-employee directors whose service as a director commenced on or prior to September 9, 1999, the “tenth anniversary” grant will be made on September 9, 2009 and on each tenth anniversary thereof.

•	for non-employee directors whose service as a director commenced subsequent to September 9, 1999, the “tenth anniversary” grant will be made on the tenth anniversary of the director’s election to the Board, and on each tenth anniversary thereof.

The restrictions on non-employee director restricted stock granted in fiscal 2007 lapse with respect to fifty percent of the award three years from the date of grant and with respect to the remaining fifty percent four years from the date of grant, provided the non-employee director still serves in such capacity at the time of each lapse. Restrictions on restricted stock will lapse fully upon a Change of Control.

Effective for fiscal 2008 grants, the non-employee director restricted stock units will vest in full one year after grant or upon a Change of Control, with vesting accelerated with respect to a pro rata portion of the RSUs upon termination of Board service for reasons other than cause. Upon vesting, each RSU is converted to one common share. Prior to the grant date, directors may elect to defer conversion of RSUs to common shares until a set distribution date or retirement.

Pursuant to Mr. Rosskamm’s employment agreement, for the three years during which he receives salary continuation, he will not be entitled to receive fees, options or stock commonly provided to non-employee directors. Mr. Webb does not receive additional remuneration for his service as a director.

Share Ownership Guidelines.  The Compensation Committee has adopted share ownership guidelines for non-employee directors equal to two times the annual cash retainer. A director has five years to meet the requirement from the later of the date of adoption of the guidelines or his or her date of election to the Board. For purposes of the guidelines, share ownership includes shares owned outright or in a deferred compensation plan, restricted stock units and restricted stock, and the in-the-money value of vested stock options.

FISCAL 2007 DIRECTOR COMPENSATION

	Fees Earned or Paid
Name	in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total ($)

Scott Cowen	$65,500	$15,883	$75,028	$156,411
Ira Gumberg	$50,000	$15,883	$75,028	$140,911
Patricia Morrison	$58,750	$40,134	$72,464	$171,348
Frank Newman	$61,750	$15,883	$75,028	$152,661
Beryl Raff	$61,750	$17,748	$75,028	$154,526
Gregg Searle	$128,500	$15,883	$75,028	$219,411
Tracey Travis	$57,000	$39,896	$75,121	$172,017

(1)	Each non-employee director received a retainer fee in the amount of $30,000. Dr. Cowen received a committee chairperson fee in the amount of $7,500. Mr. Newman, Ms. Raff and Ms. Morrison received a committee chairperson fee in the amount of $3,750 for a partial year. Mr. Searle received a committee chairperson/lead director fee in the amount of $7,500 and a lump sum payment of $60,000 in recognition of the substantial extra duties imposed on our lead director during our CEO transition and as a result of the operational and governance issues we faced during fiscal 2007. Each non-employee director received regular and telephonic meeting fees for each day of attendance at Board meetings and/or meetings of the committees on which he or she serves. The following non-employee directors elected to convert a portion of their retainer and meeting fees earned into deferred stock units: Mr. Newman — 75% Cash, 25% Stock from February 2006 through June 2006 and 50% Cash, 50% Stock from June 2006 through January 2007; Ms. Raff — 75% Cash, 25% Stock from February 2006 through June 2006; Ms. Travis — 50% Cash, 50% Stock from February 2006 through June 2006 and 75% Cash, 25% Stock from June 2006 through January 2007.

(2)	The grant date fair value for all stock awards granted during fiscal 2007 was $85,000 per director. At fiscal year-end the number of outstanding restricted stock awards were as follows: Dr. Cowen — 5,748, Mr. Gumberg — 5,748, Ms. Morrison — 8,623, Mr. Newman — 5,748, Ms. Raff — 8,623, Mr. Searle — 5,748, and Ms. Travis — 8,623.

(3)	No stock option awards were granted to non-employee directors during fiscal 2007. Prior to fiscal 2007, stock options were a component of annual director compensation. At fiscal year-end the number of outstanding option awards were as follows: Dr. Cowen — 51,600, Mr. Gumberg — 22,844, Ms. Morrison — 22,217, Mr. Newman — 51,600, Ms. Raff — 35,402, Mr. Searle — 51,600, and Ms. Travis — 24,369.

(4)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 7 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in the accompanying 2007 Annual Report.

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee of the Board of Directors is appointed by the Board to discharge the Board’s responsibilities relating to compensation of Jo-Ann Stores’ directors and executive officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of Jo-Ann Stores. The Committee also is responsible for overseeing the preparation of, and reviewing, Jo-Ann Stores’ annual Compensation Discussion and Analysis and recommending that it be included in Jo-Ann Stores’ proxy statement, and producing this annual report for inclusion in Jo-Ann Stores’ proxy statement.

The Committee has reviewed and discussed the forgoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board that the forgoing Compensation Discussion and Analysis be included in the proxy statement for the 2007 Annual Meeting of Shareholders and be incorporated by reference into Jo-Ann Stores’ Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Beryl Raff (Chairperson)
Scott Cowen
Patricia Morrison
Frank Newman

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company. During fiscal 2007, the Audit Committee met eight times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, other company officers, and the independent registered public accountants, prior to public release. During the first half of the year, when the Chief Financial Officer position was vacant, the review by the Audit Committee Chair was conducted with the Vice President, Chief Accounting Officer and the Vice President, Finance and Treasurer, who were carrying out the responsibilities of the Chief Financial Officer on an interim basis.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained, from the independent registered public accountants, a formal written statement describing all relationships between the auditors and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee received updates on legal issues from the company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.

The Audit Committee discussed and reviewed, with the independent registered public accountants, all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of the company’s financial statements, including the company’s system of internal controls, and the independent registered public accountants have the responsibility for the examination of those statements and management’s attestation on internal controls. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of the company, as of and for the fiscal year ended February 3, 2007, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the company’s internal control over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of the company’s quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending February 2, 2008.

This report has been submitted by the Audit Committee, consisting of the following members:

Audit Committee

Scott Cowen (Chairperson)
Frank Newman
Gregg Searle
Tracey Travis

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for us. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

All services performed by the independent registered public accounting firm in fiscal 2007 were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the company for the fiscal years ending February 3, 2007 and January 28, 2006 by our principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Year
	2007	2006

Audit Fees(1)	$793	$792
Audit-Related Fees(2)(5)	29	7
Tax Fees(3)(5)	120	11
All Other Fees(4)(5)	—	—

Total	$942	$810

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of our annual financial statements, review of financial statements included in our Form 10-Q filings, the attestation of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees include consultation on SEC registration statements and filings, and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

(5)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By the selection of our Audit Committee, the accounting firm of Ernst & Young LLP serves us as our independent registered public accountants. A representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have with respect to the firm’s examination of our financial statements for the fiscal year ended February 3, 2007.

PROXY SOLICITATION COSTS

The proxies being solicited by this proxy statement are being solicited by us. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. Further solicitation, if required, may be made by mail, telephone, telex, facsimile, other electronic means and personal conversation by our directors, officers and regularly engaged employees, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 20, 2007 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our directors and nominees for directors, (2) each of the executive officers named in the Summary Compensation Table not listed as a director and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 24,950,530 common shares outstanding as of April 20, 2007. Common shares each have one vote per share.

	Number of	Percent of
Name of	Common Shares	Class if 1%
Beneficial Owner	Beneficially Owned	or More

5% Owners
First Pacific Advisors, LLC(1)	2,621,269	10.51%
Dimensional Fund Advisors LP(2)	2,028,247	8.13%
Barclays Global Investor, NA and affiliates(3)	1,247,359	5.00%
Directors
Alan Rosskamm(4)(5)(6)	1,433,532	5.66%
Scott Cowen(7)	70,586	*
Ira Gumberg(8)	25,476	*
Patricia Morrison(9)	26,010	*
Frank Newman(10)	63,509	*
Beryl Raff(11)	34,280	*
Gregg Searle(12)	41,478	*
Tracey Travis(13)	31,032	*
Executive Officers
Darrell Webb(14)	100,000	*
David Holmberg(4)(15)	55,137	*
James Kerr(4)(16)	48,711	*
Travis Smith(17)	41,493	*
All Current Executive Officers and Directors as a Group (12 persons)(4)(18)	1,971,244	7.70%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, dated February 14, 2007, filed with the SEC with respect to holdings as of December 31, 2006. The mailing address of First Pacific Advisors, LLC is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	The common shares listed are reported on Schedule 13G/A, dated February 9, 2007, filed with the SEC with respect to holdings as of December 31, 2006. The mailing address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(3)	The common shares listed are reported on Schedule 13G, dated January 23, 2007, filed with the SEC with respect to holdings as of December 31, 2006. The mailing address for Barclays Global Investors, NA and affiliates is 45 Fremont Street, San Francisco, CA 94105.

(4)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2007, the latest date for which statements are available.

(5)	Mrs. Betty Rosskamm (the mother of Alan Rosskamm), Mrs. Alma Zimmerman (a member of one of the company’s original founding families and who is now deceased) and the company are parties to an agreement, dated October 30, 2003, as amended on February 22, 2007, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year and may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to the company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of the company’s right of first refusal.

(6)	Mr. Rosskamm’s beneficial ownership includes 390,000 common shares subject to stock options that are exercisable within 60 days and 30,717 common shares held as restricted stock. His beneficial ownership also includes 7,306 common shares held by Mr. Rosskamm as custodian for the benefit of a minor child with regard to which he has sole voting and dispositive power, 74,125 common shares held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 514,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power, 127,583 common shares held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power and 60,595 common shares held by Caneel Bay Partners, L.P. I with regard to which he has sole voting and dispositive power. The mailing address for Mr. Rosskamm is 2000 Auburn Drive, Suite 200, Beachwood, Ohio 44122.

(7)	Dr. Cowen’s beneficial ownership includes 41,925 common shares subject to stock options that are exercisable within 60 days, 4,393 common shares subject to a deferred compensation arrangement and 5,748 common shares held as restricted stock.

(8)	Mr. Gumberg’s beneficial ownership includes 12,900 common shares subject to stock options that are exercisable within 60 days, 6,828 common shares subject to a deferred compensation arrangement and 5,748 common shares held as restricted stock.

(9)	Ms. Morrison’s beneficial ownership includes 14,512 common shares subject to stock options that are exercisable within 60 days and 8,623 common shares held as restricted stock.

(10)	Mr. Newman’s beneficial ownership includes 45,150 common shares subject to stock options that are exercisable within 60 days, 6,861 common shares subject to a deferred compensation arrangement and 5,748 common shares held as restricted stock.

(11)	Ms. Raff’s beneficial ownership includes 24,725 common shares subject to stock options that are exercisable within 60 days, 717 common shares subject to a deferred compensation agreement and 8,623 common shares held as restricted stock.

(12)	Mr. Searle’s beneficial ownership includes 31,175 common shares subject to stock options that are exercisable within 60 days, 1,680 common shares subject to a deferred compensation arrangement and 5,748 common shares held as restricted stock.

(13)	Ms. Travis’ beneficial ownership includes 16,126 common shares subject to stock options that are exercisable within 60 days, 3,408 common shares subject to a deferred compensation arrangement and 8,623 common shares held as restricted stock.

(14)	Mr. Webb’s beneficial ownership includes 100,000 common shares held as restricted stock.

(15)	Mr. Holmberg’s beneficial ownership includes 25,000 common shares subject to stock options that are exercisable within 60 days and 29,800 common shares held as restricted stock.

(16)	Mr. Kerr’s beneficial ownership includes 21,000 common shares subject to stock options that are exercisable within 60 days and 19,890 common shares held as restricted stock.

(17)	Mr. Smith’s beneficial ownership includes 40,000 common shares held as restricted stock.

(18)	Beneficial ownership for all current executive officers and directors as a group includes 622,513 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 23,887 common shares subject to a deferred compensation arrangement and 269,268 common shares held as restricted stock.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders, under the rules of the SEC, is January 11, 2008. Additionally, under our Code of Regulations, a shareholder who wishes to present a proposal at the 2008 Annual Meeting of Shareholders must notify us of such proposal, assuming a June 19, 2008 meeting date, by no earlier than February 19, 2008 and no later than March 22, 2008. If notice of a proposal is not received by us in accordance with the dates specified in our Code of Regulations, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal.

For a proposal to be considered for inclusion in the proxy statement and to be properly requested and brought before an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of our Code of Regulations.

WEBSITE

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Annual Report for the fiscal year ended February 3, 2007 is being mailed to holders of common shares with this Notice of Annual Meeting of Shareholders and proxy statement.

DAVID GOLDSTON
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
May 18, 2007

APPENDIX A

If the amendment to Article Eighth of our Amended and Restated Articles of Incorporation is adopted pursuant to Proposal 3, that Article would read as follows:

“EIGHTH: Any and every statute of the State of Ohio hereafter enacted whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of the filing of these Amended and Restated Articles of Incorporation in the office of the Secretary of State. Notwithstanding the foregoing, the Ohio Control Share Acquisition Law found in Section 1701.831, and any subsequent amendments thereto, shall not apply to the Corporation.”

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APPENDIX B

If the amendment to Section 1, Article II of our Amended and Restated Code of Regulations is adopted pursuant to Proposal 4, that Section would read as follows:

Section 1.  Number ~~and Classification~~; Election; Term of Office. ~~The Board of Directors shall be divided into three classes.~~ The number of Directors ~~in each class~~ may be fixed or changed (a) by the shareholders at any meeting of shareholders called to elect Directors at which a quorum is present, by the vote of a majority of the shares represented at the meeting and entitled to vote in the election of Directors, except that, if the Board of Directors has not, by the vote of a majority of the Directors then in office, approved the change in the number of Directors prior to the meeting, the vote of the holders of two-thirds of the shares outstanding and entitled to vote in the election of Directors will be required to approve the change, or (b) by the Board of Directors by the vote of a majority of the Directors then in office, except that, after the number of Directors ~~in any class~~ has been fixed by the shareholders, the Directors may not increase or decrease the number of Directors ~~in any class~~ by more than ~~one~~ three; provided that the Directors may not increase or decrease the number of Directors in any class by more than one if the Directors in that class have a remaining term of more than one year pursuant to the proviso in the immediately succeeding sentence. ~~A separate election shall be held for each class of Directors at any meeting of shareholders at which a member or members of more than one class of Directors is being elected.~~ Directors shall be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders and thereafter until their respective successors are elected; provided, that any Director previously elected to a class for a longer term before the annual meeting of shareholders held in 2007 shall hold office for the entire term for which he or she was originally elected. ~~At each annual election the Directors elected to the class whose terms shall expire in that year shall hold office for a term of three years and until their respective successors are elected.~~ In case of any increase in the number of Directors after the annual meeting of shareholders held in 2007 ~~of any class~~, any additional Directors elected~~to such class~~ to the Board of Directors shall hold office until the next annual meeting of shareholders and thereafter until their respective successors are elected ~~for a term which shall coincide with the full term or the remainder of the term, as the case may be, of such class.~~

If the amendment to Article X of our Amended and Restated Code of Regulations is adopted pursuant to Proposal 4, that Article would read as follows:

ARTICLE X

AMENDMENTS

These Regulations may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for that purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, except that, any amendment of the first sentence of Section 2, ARTICLE 1, any amendment of Section 8, ARTICLE I, any amendment of the first or second sentence of Section 1, ARTICLE II, any amendment of Section 3, ARTICLE II, and any amendment of this ARTICLE X will require the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, unless the Board of Directors, by the vote of a majority of the Directors then in office, approves the amendment. If the Regulations are amended or new Regulations are adopted without a meeting of the shareholders, the Secretary of the Company shall mail a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon but did not participate in the adoption thereof.

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APPENDIX C

If the amendments to Sections 1 and 2 of Article VII of our Amended and Restated Code of Regulations is adopted pursuant to Proposal 5, those sections would read as follows:

Section 1.  Form of Certificates and Signatures.  Each holder of shares shall be entitled to one or more certificates, signed by the Chairman of the Board, the President, or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the Company, which shall certify the number and class of shares held by him in the Company, but no certificate for shares shall be executed or delivered until the shares are fully paid. When a certificate is countersigned by an incorporated transfer agent or registrar, and the signature of any officer of the Company whose manual or facsimile signature is affixed to a certificate ceases to be that officer before the certificate is delivered, the certificate nevertheless shall be effective in all respects when delivered. The Board of Directors also may provide by resolution that some or all of any or all classes and series of shares of the Company shall be uncertificated shares to the extent permitted by the Ohio General Corporation Law.

Section 2.  Transfer of Shares.  Shares of the Company shall be transferable upon the books of the Company by the holders thereof, in person, or by a duly authorized attorney, by a duly executed assignment and power of transfer, together with such proof of authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require, and, if issued in certificated form, upon surrender and cancellation of certificates for a like number of shares of the same class or series, ~~with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require.~~

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APPENDIX D

JO-ANN STORES, INC.
AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three financially literate directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. At least one of the members shall be a financial expert, as defined by the Securities and Exchange Commission. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board. No Audit Committee member shall serve on the audit committees of more than two other public companies, unless the Board determines that the service on multiple committees would not impair the member’s ability to effectively serve on the Company’s Audit Committee.

Purpose

The purpose of the Audit Committee is to assist the Board with oversight of (a) the integrity of the financial statements of the Company, (b) the qualifications and independence of the independent auditors, (c) the performance of the Company’s internal audit function and independent auditors, and (d) the compliance by the Company with legal and regulatory requirements. The Audit Committee shall prepare the report required to be included in the Company’s annual proxy statement.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders of Jo-Ann Stores, Inc. relating to the Company’s accounting and reporting practices and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company. The independent auditors shall be ultimately responsible to the Audit Committee, who shall have final authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

Meetings

The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee will meet privately in executive session quarterly with management, the Vice President, Internal Audit & Loss Prevention, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or its Chairperson should meet with the independent auditors and management quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

Responsibilities

The Audit Committee shall be directly responsible for the appointment, compensation, and oversight of the work of the independent auditors responsible for preparing and issuing the audit report and related work. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors that the accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The

Audit Committee may form and delegate authority to individual committee members, as deemed necessary or appropriate. The Audit Committee shall report regularly to the Board and shall annually review its own performance.

In carrying out these responsibilities, the Audit Committee will:

Documents/Reports Review

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Prepare, if necessary, the Charter as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement for approval by the Board of Directors.

2. Approve minutes of all meetings of the Audit Committee and discuss the matters discussed at each committee meeting with the Board of Directors.

3. Discuss with management the Company’s quarterly earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

4. Discuss the annual audited financial statements contained in the Company’s annual report and unaudited financial statements contained in the Company’s quarterly financial reports, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors to determine that the independent auditors are satisfied with the quality of the accounting principles used and the disclosure and content of the financial statements to be presented to the public and filed with the Securities and Exchange Commission. Any changes in accounting principles or material estimates should be reviewed.

5. Discuss with the independent auditors, the Company’s internal auditors, and management the adequacy and effectiveness of the accounting and financial controls of the Company and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee should periodically review company adherence to its written code of conduct.

6. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection, and disclosure of critical accounting estimates, related party transactions and analyses of the effect of alternative assumptions, estimates, or methods used in accordance with accounting principles generally accepted in the United States (“GAAP”) on the Company’s financial statements.

Independent Auditors

1. Review and evaluate the independence of the independent auditors by obtaining a formal written statement detailing all relationships between the auditors and the Company, or any other relationships which might adversely affect the independence or objectivity of the auditors, and take appropriate action to satisfy itself of the independent auditors’ independence.

2. Review, select and replace the independent auditors to audit the Company’s financial statements. Pre-approve all audit services and permitted non-audit services, including fees and terms, to be performed by the independent auditors or, if responsibility for pre-approval has been delegated to less than the full Audit Committee, review pre-approved audit and permitted non-audit services. The Audit Committee can consult with management but shall not delegate these responsibilities.

3. Review with the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor..

4. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

5. Ensure the independent auditors timely report to the Audit Committee (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and treatments preferred by the outside auditors, and (c) other written material communications between the outside auditors and management.

6. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a) The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b) The management letter provided by the independent auditor and the Company’s response to that letter.

(c) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Financial Accounting

1. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if applicable, on the Company’s financial statements.

2. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

Process Improvement

1. Discuss with management the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

2. Review annually the internal audit function of the Company, including the independence and authority of its reporting obligations, a summary of findings from completed internal audits, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

3. Review the appointment and replacement, as necessary, of the Vice President, Internal Audit & Loss Prevention.

4. Set policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

5. Establish procedures for the receipt of information regarding (a) improprieties by management or employees discovered by the independent auditors or internal auditors, (b) accounting, internal control, or auditing complaints received by the Company, and (c) notification received from any officer, employee, or outside counsel of fraud involving management, or another employee with a significant role in internal controls, and significant deficiencies regarding internal controls.

Ethical and Legal Compliance

1. Obtain reports from management and the Company’s Vice President, Internal Audit & Loss Prevention that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and related party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

2. Review annually the compliance by the Company with legal and regulatory requirements.

3. Discuss with the Company’s in-house counsel or outside counsel those legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

4. Investigate any matter brought to its attention within the scope of its duties, with the power to retain its own accounting advisors, legal counsel or other assistance for this purpose, if, in its judgement, that is appropriate.

5. Review accounting and financial human resources and succession planning within the Company.

6. Ensure the rotation of the lead audit partner or person responsible for the audit.

5555 DARROW ROAD HUDSON, OH 44236
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions any time before 12:00 noon eastern daylight saving time, on June 18, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Jo-Ann Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions any time before 12:00 noon eastern daylight saving time, on June 18, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jo-Ann Stores, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxies must be received by 12:00 noon eastern daylight saving time, on June 18, 2007.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JASTR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JO-ANN STORES, INC.

The Directors recommend that you vote FOR all Nominees in Item 1 and FOR each of the Proposals 2 - 5.

1.
To elect three Directors whose terms will expire at the time of the 2008 Annual Meeting of Shareholders in the event that the shareholders approve amendments to our Amended and Restated Code of Regulations to provide for the annual election of directors, and otherwise will expire at the time of the 2010 Annual Meeting of Shareholders.
01) Ira Gumberg
02) Patricia Morrison
03) Darrell Webb
	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 2, 2008.	☐	☐	☐

3.	To approve an amendment to our Amended and Restated Articles of Incorporation to "opt out" of the application of the Ohio Control Share Acquisition Law to acquisitions of our common shares.	☐	☐	☐

4.	To approve amendments to our Amended and Restated Code of Regulations to provide for the phase-in of the annual election of directors.	☐	☐	☐

5.	To approve an amendment to our Amended and Restated Code of Regulations for the purpose of clarifying that we are permitted to issue shares not evidenced by certificates ("uncertificated shares").	☐	☐	☐

6.	To transact such other business as may properly come before the meeting.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐
SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS SET FORTH ABOVE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the
Hilton Garden Inn

From Downtown Cleveland
Take I-77 South to I-480 East. Exit
Twinsburg SR 82. Turn Right onto
SR 82 (Aurora Road). Turn Right
on Wilcox Drive.
From Cleveland Hopkins Airport
Take I-480 East. Exit at Twinsburg
SR 82. Turn Right onto SR 82
(Aurora Road). Turn Right on
Wilcox Drive.

From Akron (East Side) Downtown
Take Route 8 North. Then turn Right on SR 82 into Twinsburg.
Turn Left on Wilcox Drive.
From Akron (West Side) Copley-Barberton
Take I-77 North to I-271 North. Exit at Route 8 (Macedonia). Turn Left on
SR 8. Then turn Right on SR 82. Follow 82 into Twinsburg. Turn Left onto
Wilcox Drive.

JO-ANN STORES, INC.
BOARD OF DIRECTORS PROXY
ANNUAL MEETING, JUNE 19, 2007
At the Annual Meeting of Shareholders of our Company to be held on June 19, 2007, and at any adjournment, Scott Cowen, Frank Newman, Beryl Raff, Gregg Searle and Tracey Travis and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:
1.
To elect three Directors whose terms will expire at the time of the 2008 Annual Meeting of Shareholders in the event that the shareholders approve amendments to our Amended and Restated Code of Regulations to provide for the annual election of directors, and otherwise will expire at the time of the 2010 Annual Meeting of Shareholders.

Nominees for election are: Ira Gumberg, Patricia Morrison and Darrell Webb

2.	To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 2, 2008.

3.	To approve an amendment to our Amended and Restated Articles of Incorporation to “opt out” of the application of the Ohio Control Share Acquisition Law to acquisitions of our common shares.

4.	To approve amendments to our Amended and Restated Code of Regulations to provide for the phase-in of the annual election of directors.

5.	To approve an amendment to our Amended and Restated Code of Regulations for the purpose of clarifying that we are permitted to issue shares not evidenced by certificates (“uncertificated shares”)

6.	To transact such other business as may properly come before the meeting.
SEE REVERSE
SIDE